UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Crawford & Company

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2017

Dear Shareholders:

You are cordially invited to attend the Company’s 2017 Annual Meeting of Shareholders, which will be held on Wednesday, May 10, 2017, beginning at 2:00 p.m. Eastern Time at the Company’s headquarters, 1001 Summit Boulevard, Atlanta, Georgia 30319.

The Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are included with this letter and contain information about the annual meeting and the various matters on which you are being asked to vote. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 15, 2017 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

As is our custom, a brief report will be made immediately after the annual meeting on the Company’s 2016 activities and the outlook for the remainder of 2017. We hope you will be able to attend the annual meeting.

Whether or not you plan to attend, it is important that you sign and return your Proxy, or vote electronically by telephone or through the Internet, promptly, as your vote is important to the Company.

On behalf of our Board of Directors, officers and employees, we wish to thank you for your continued interest in and support of Crawford & Company.

Sincerely,

Harsha V. Agadi
President and Chief Executive Officer

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 10, 2017

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Crawford & Company (the “Company”) will be held at the Company’s headquarters, 1001 Summit Boulevard, Atlanta, Georgia, 30319, on Wednesday, May 10, 2017, at 2:00 p.m. Eastern Time, for the following purposes:

1. To elect nine (9) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

2. To approve, on an advisory basis, the compensation paid to certain of the Company’s executive officers in 2016;

3. To vote, on an advisory basis, on the frequency of future advisory votes on executive compensation;

4. To vote, on an advisory basis, on a shareholder proposal;

5. To ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2017 fiscal year; and

6. To transact any and all other such business as may properly come before the annual meeting, including any adjournment or postponement thereof.

Information relating to the above matters is set forth in the accompanying Proxy Statement dated April 7, 2017. Only shareholders of record of Class B Common Stock of the Company as of the close of business on March 15, 2017 are entitled to vote at the annual meeting, including any adjournment or postponement thereof. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2017:

The proxy statement and our 2016 annual report are available at https://materials.proxyvote.com/224633. If you need directions to the annual meeting, please call (404) 300-1000 or refer to the Company’s website, www.crawfordandcompany.com.

By Order of The Board of Directors,

R. Eric Powers, III,
Secretary

Atlanta, Georgia

April 7, 2017

It is important that your shares of Class B Common Stock be represented at the annual meeting whether or not you plan to attend. Accordingly, please complete and sign the enclosed Proxy and return it in the accompanying postage-paid envelope, or vote your Proxy electronically by telephone or through the Internet as soon as possible. Signing and returning the Proxy, or submitting it electronically, will not affect your right to attend and vote in person at the annual meeting. If your shares are held in the name of a nominee or intermediary, please follow the instructions on the voting instruction card furnished by such record holder.

Proxies are being solicited with respect to shares of Class B Common Stock of the Company by the Board of Directors of the Company. Shares of Class A Common Stock of the Company are not entitled to vote at the annual meeting and, consequently, Proxies are not being solicited with respect to shares of Class A Common Stock of the Company.

CRAWFORD & COMPANY

P.O. Box 5047

Atlanta, Georgia 30302

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held on May 10, 2017

The 2017 Annual Meeting of Shareholders of Crawford & Company, including any adjournment or postponement thereof (the “Annual Meeting”), will be held at the headquarters of the Company, located at 1001 Summit Boulevard, Atlanta, Georgia 30319 on Wednesday, May 10, 2017 at 2:00 p.m., Eastern Time. This Proxy Statement and the accompanying form of Proxy are first being mailed or delivered electronically to shareholders and made available on the Internet at https://materials.proxyvote.com/224633, on or about April 7, 2017. Our Annual Report to Shareholders for the fiscal year ended December 31, 2016 is also being delivered with this Proxy Statement and is also being made available on the Internet at the web address above.

Why am I being furnished this Proxy Statement and Proxy?

You are being furnished this Proxy Statement and the accompanying Proxy Card (or, if your shares are held in the name of a nominee or intermediary, a voting instruction card furnished by such record holder), or “Proxy,” because you own shares of the Company’s Class B Common Stock. A Proxy is a legal designation of another person to vote the stock that you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document is also called a proxy, a proxy card or a form of proxy.

All holders of the Company’s Class B Common Stock as of the close of business on March 15, 2017, which we refer to as the “Record Date,” are being furnished a copy of the Notice of Annual Meeting and this Proxy Statement. Only holders of the Company’s Class B Common Stock are entitled to vote on the matters subject to a vote at the Annual Meeting. The Proxy Statement describes the matters which will be voted on at the Annual Meeting. It also gives you information so that you can make an informed voting decision on those matters.

What is the purpose of a Proxy?

If you sign and return the Proxy, you are appointing H.V. Agadi, W.B. Swain and R.E. Powers as your representatives at the Annual Meeting. Messrs. Agadi, Swain and Powers will vote your shares of Class B Common Stock at the Annual Meeting as you instruct them on the Proxy. Signing and returning your Proxy will ensure your shares are voted at your direction whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we request that you complete, sign and return your Proxy, vote by telephone or vote over the Internet in advance of the Annual Meeting so that we can ensure we have enough votes to conduct business at the Annual Meeting.

Who is furnishing the Proxy Statement and Proxy?

The Board of Directors of the Company is furnishing this Proxy Statement and Proxy to solicit proxies on its behalf to vote at the Annual Meeting.

How do I know if I am entitled to vote?

Only shareholders of record of our Class B Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. If you are the owner of shares of Class B Common Stock held in “street name” through a broker, bank or other nominee, please refer to the information under “Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?” below. Holders of Class A Common Stock are not entitled to any notice of, or vote at, the Annual Meeting.

How many shares of Class B Common Stock are outstanding? How many votes is each share of Class B Common Stock entitled to at the Annual Meeting?

As of the Record Date, we had outstanding 24,690,172 shares of Class B Common Stock and each share is entitled to one vote for each of the director nominees to be elected at the Annual Meeting, and one vote on each other matter to be acted upon at the Annual Meeting.

Other than with respect to voting rights, what are the differences between Class A Common Stock and Class B Common Stock?

The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock than on the voting Class B Common Stock, subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of Class A Common Stock must receive the same type and amount of consideration as holders of Class B Common Stock, unless different consideration is approved by the holders of 75% of the Class A Common Stock, voting as a class.

How many votes do you need to hold the Annual Meeting?

In order for us to conduct business at the Annual Meeting, we must have a quorum, which means that a majority of the issued and outstanding shares of Class B Common Stock as of the Record Date must be present. Shares of Class B Common Stock will be counted as present for purposes of determining the presence of a quorum if those shares are:

•	voted over the Internet or by telephone in advance of the Annual Meeting,

•	properly submitted via Proxy (even if the Proxy does not provide voting instructions) in advance of the Annual Meeting, or

•	present at the Annual Meeting and voted in person.

Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a registered holder (such as a broker or bank) holding shares in “street name” for a beneficial owner does not vote on a particular proposal because the registered holder has not received voting instructions from the beneficial owner and does not have or declines to exercise discretionary voting power with respect to that particular proposal. As described below, registered holders that have not received voting instructions from the beneficial owner may, although they are not required to, vote such shares with respect to the ratification of the appointment of the Company’s independent auditor. Registered holders are not entitled to exercise discretionary voting authority with respect to any other matters to be voted upon at the Annual Meeting.

On what items am I being asked to vote?

You are being asked to vote on five matters:

•	the election of nine (9) directors;

•	an advisory vote on the compensation of certain of our executive officers;

•	an advisory vote on the frequency of future advisory votes on executive compensation;

•	an advisory vote on a shareholder proposal; and

•	the ratification of Ernst & Young LLP as our independent auditor for our 2017 fiscal year.

How may I vote on each of the matters to be considered at the Annual Meeting?

With respect to the election of directors, you may:

•	vote FOR all nominees;

•	withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	withhold authority to vote for all nine (9) nominees.

Each share of Class B Common Stock is entitled to cast an affirmative vote for up to nine (9) director nominees. Cumulative voting is not permitted. The nine (9) nominees for director who receive the highest number of votes cast, in person or by Proxy, at the Annual Meeting will be elected as directors. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

With respect to the advisory vote on the compensation of certain executive officers, the advisory vote on a shareholder proposal and the ratification of our independent auditor, you may:

•	vote FOR any proposal;

•	vote AGAINST any proposal; or

•	ABSTAIN from voting on any proposal.

The affirmative vote of a majority of the votes represented in person or by proxy is required for each of the advisory approval of the compensation of certain of our executive officers, the advisory vote on a shareholder proposal and the ratification of the appointment of the Company’s independent auditor. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of the vote on these matters.

With respect to the advisory vote on the frequency of the advisory vote on executive compensation, you may:

•	vote ONE YEAR;

•	vote TWO YEARS;

•	vote THREE YEARS; or

•	ABSTAIN from voting on the proposal.

The advisory vote on the frequency of the advisory vote on executive compensation that receives a plurality (that is, the largest number) of votes cast will be considered the preference selected by shareholders. Abstentions and broker non-votes are not considered to be votes cast and therefore will have no effect on the outcome of this advisory vote.

How do I vote?

In order for us to ensure we have sufficient votes to conduct business at the Annual Meeting, we request that registered owners vote by one of the following methods as soon as possible. You may also thereafter attend the Annual Meeting and vote your shares in person.

•

Voting by Mail. If you choose to vote by mail, simply complete the enclosed Proxy, date and sign it, and return it in the postage-paid envelope provided. Your shares will be voted in accordance with the instructions on your Proxy unless it is properly revoked by you. Your Proxy must be received by May 9, 2017 to be voted at the Annual Meeting.

•

Voting by Telephone. You may vote your shares by telephone by calling the toll-free telephone number provided on the Proxy. Telephone voting is available 24 hours a day until 11:59 p.m. Central Time, May 9, 2017, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

•

Voting by Internet. You also may vote your shares through the Internet by signing on to the website identified on the Proxy and following the procedures described on the website. Internet voting is available 24 hours a day until 11:59 p.m. Central Time, May 9, 2017, and the procedures are designed to authenticate votes cast by using a personal identification number located on your Proxy. The procedures allow you to give a Proxy to vote your shares and to confirm that your instructions have been properly recorded.

What if I change my mind after I vote by Proxy?

Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Annual Meeting by the giving of another Proxy by mail bearing a later date or thereafter voting by phone or the Internet, or providing written notification of the revocation to the Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302. Shareholders who are present at the Annual Meeting will have the opportunity to revoke their Proxy and vote in person if they so desire.

What if I return my Proxy but do not provide voting instructions?

If you properly execute and return your Proxy but do not indicate any voting instructions with respect to one or more matters to be voted upon at the Annual Meeting, your shares will be voted in accordance with the recommendation of the Board of Directors as to all such matters.

Specifically, your shares will be voted FOR the election of all director nominees, FOR the advisory approval of the compensation of certain of our executive officers, for TWO YEARS on the frequency of future advisory votes on executive compensation, AGAINST the shareholder proposal, and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditor for the 2017 fiscal year, as well as in the discretion of the persons named as proxies on all other matters that may properly come before the Annual Meeting.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must either direct the record holder of your shares how to vote your shares or obtain a Proxy, executed in your favor, from the record holder to be able to vote at the Annual Meeting.

We encourage shareholders who hold shares of Class B Common Stock in street name to provide instructions to that record holder on how to vote those shares. Providing voting instructions ensures that your shares will be voted at the Annual Meeting. If shares are held through a brokerage account, the brokerage firm, under certain circumstances, may vote the shares without instructions from you. On certain “routine” matters, such as the ratification of the appointment of auditors, brokerage firms have authority under NYSE rules to vote their beneficial holders’ shares if the beneficial holders do not provide voting instructions. If a brokerage firm votes a beneficial holder’s shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter. At the Annual Meeting, only the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for the 2017 fiscal year is considered a routine matter.

On “non-routine” matters, if a brokerage firm has not received voting instructions from a beneficial holder, the brokerage firm cannot vote the shares on that proposal, which is considered a “broker non-vote.” Broker non-votes are counted for purposes of establishing a quorum to conduct business at a meeting, but not for determining the number of shares voted for or against the non-routine matter. At the Annual Meeting, the proposals relating to the election of directors, the advisory approval of the compensation of certain of our executive officers, the advisory vote on the frequency of future advisory votes on executive compensation and the advisory vote on a shareholder proposal are considered non-routine matters.

How can I obtain a copy of the 2016 Annual Report?

Our Annual Report to the Shareholders (which includes our Annual Report on Form 10-K) (the “Annual Report”) for the fiscal year ended December 31, 2016 is enclosed herewith. Our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and our Annual Report are available free of charge upon written request to the Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302 and on the Company’s web site, www.crawfordandcompany.com.

Who is paying the expenses of this solicitation?

The cost of solicitation of proxies will be borne by the Company. In an effort to have as large a representation at the Annual Meeting as possible, special solicitation of proxies may, in certain instances, be made personally, or by telephone, electronic mail or by mail by one or more of our officers, employees or directors. We will also reimburse brokers, banks, nominees or other fiduciaries for the reasonable clerical expenses of forwarding the proxy material to their principals, the beneficial owners of the Company’s Class B Common Stock.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees and Voting

Each nominee is a current director who was most recently elected by the shareholders at the Company’s previous annual meeting on May 11, 2016. If, at the time of the Annual Meeting, any of the nominees should be unable or unwilling to serve, the persons named in the Proxy may vote for substitute nominees selected by the Board of Directors or, as an alternative, the Board of Directors could reduce the size of the Board and/or the number of directors to be elected at the Annual Meeting. We have no reason to believe that any of the nominees will be unable or unwilling to serve as a director for his or her full term until the next annual meeting and until his or her successor is elected and qualified.

Currently, the Board of Directors is fixed at nine members and, in accordance therewith, the Board has nominated the nine persons listed below to be elected as directors, to hold office until the Company’s next annual meeting and until their respective successors are elected and qualified.

Nominee Information

The following gives certain information as to each person nominated by our Board of Directors for reelection as a director.

Harsha V. Agadi, age 54, is the President and Chief Executive Officer of the Company, a position he has held since June 2016, and held on an interim basis prior to that and since August 2015. Mr. Agadi has served as a member of the Board of Directors since August 2010. He also serves as Chairman of GHS Holdings, LLC, an investing and restaurant consulting business, a position he has held since 2000. He served as Executive Chairman of Quiznos, LLC, a quick service sandwich chain, from February 2012 until August 2014. From August 2010 until February 2012, Mr. Agadi was Chairman and Chief Executive Officer of Friendly’s Ice Cream LLC, a restaurant chain which provides sandwiches and ice cream desserts. From December 2004 until December 2009, Mr. Agadi was President and Chief Executive Officer of Church’s Chicken, a franchised quick service chicken restaurant. He serves on the board of Belmond, Ltd. and previously served on the board of The Krystal Company. Each of Quiznos and Friendly’s Ice Cream filed voluntary petitions under the federal bankruptcy law during the period in which Mr. Agadi served as an executive officer of such entities. The Board believes Mr. Agadi’s role, and knowledge, serving as the Company’s President and Chief Executive Officer, and his experience in establishing global brands and improving the operations of companies he has led uniquely qualifies him to serve as a director of the Company.

P. George Benson, age 70, is a Professor and former President of the College of Charleston. Dr. Benson served as President of the College of Charleston from February 2007 until he stepped down in 2014. From June 1998 until January 2007, he was Dean of the Terry College of Business at the University of Georgia. Dr. Benson has served as a member of the Board of Directors since September 2005. Dr. Benson also serves as a member of the boards of directors of Primerica, Inc. and AGCO Corporation. He also serves as the chair of the Foundation of the Malcolm National Quality Award. Dr. Benson’s distinguished professional background in academics and leadership positions at the College of Charleston and University of Georgia, together with the experience he brings to the Board as a director of the Company for more than eleven years, led to the Board’s decision to nominate Dr. Benson for reelection to our Board.

Jesse C. Crawford, age 68, is the Chief Executive Officer of Crawford Media Services, Inc., an Atlanta, Georgia based provider of electronic media services for television, film and archival clients, and was appointed to this position on January 2010. Prior to that and since September 1984, he was President and Chief Executive Officer of Crawford Communications, Inc., a full-service provider of teleproduction services including audio/video production and post production, multimedia title design, satellite services, animation, and special effects. Mr. Crawford has served as a member of the Board of Directors since April 1986. We believe Mr. Crawford’s significant experience in senior management of a services company with both international and disaster recovery components similar to those of the Company, as well as the significant knowledge base he has acquired by having served as a director of the Company for thirty years and his position as our majority shareholder, qualify him to continue to serve on the Board. Mr. Crawford is the father of Mr. Crawford, Jr., who is also a member of the Board.

Jesse C. Crawford, Jr., age 27, has served as a member of the Board of Directors since May 2015. He is an independent investor. Mr. Crawford, Jr.’s family maintains a controlling interest in the Company, and the Board believes it is appropriate to provide for continuity of the representation of the Crawford family on the Board as a component of the Board’s succession planning strategy. Mr. Crawford, Jr. is the son of Jesse C. Crawford, a member of the Board and the majority shareholder of the Company.

Roger A. S. Day, age 68, is a retired executive of ACE American Insurance Company, where he most recently served as an executive vice president from November 2002 until his retirement in January 2013. Mr. Day was appointed as a member of the Board in July 2013. The Board believes Mr. Day is qualified to serve as a director due to his extensive experience in the insurance industry, which includes more than 40 years of global claims experience.

James D. Edwards, age 73, is a retired partner of Arthur Andersen LLP. Mr. Edwards has served as a member of the Board of Directors since February 2005. Mr. Edwards also serves as a member of the board of directors of Huron Consulting Group, Inc. and previously served on the board of Cousins Properties, Inc. Mr. Edwards’ significant financial expertise developed through 30 years’ experience in public accounting, as well as his public company board experience in varied industries, were important considerations in the Board’s belief that Mr. Edwards is qualified to serve on our Board.

Joia M. Johnson, age 57, is the Chief Administrative Officer, General Counsel and Corporate Secretary for Hanesbrands Inc., a marketer of innerwear, outerwear and hosiery apparel based in Winston-Salem, North Carolina. Ms. Johnson joined Hanesbrands Inc. in January 2007. From January 2001 until January 2007 she was Executive Vice President, General Counsel and Secretary for RARE Hospitality International, Inc., a publicly traded restaurant franchise owner and operator based in Atlanta, Georgia. Ms. Johnson serves on the H. J. Russell & Company board of directors and on several professional and civic boards. Ms. Johnson was appointed as a member of the Board in February 2011. The Board has determined that her experience establishing and leading corporate staff functions, and particularly her leadership in the area of corporate social responsibility, qualify her to serve as a director of the Company.

Charles H. Ogburn, age 61, served as an Executive Director of Arcapita Inc., an international private equity firm, from March 2001 until his retirement in July 2010. Mr. Ogburn has served as a member of the Board of Directors since February 2009. Mr. Ogburn also serves as trustee of The Cook & Bynum Fund, a mutual fund. Mr. Ogburn has extensive experience in international business matters as well as financial counseling to public and private companies in various life-cycle stages, which experience the Board considered in determining that it believes Mr. Ogburn remains qualified to serve on the Board.

D. Richard Williams, age 60, was appointed as a member of the Board in February 2016. He was the co-chief executive officer of Primerica, Inc., a publicly traded insurance and investments company, from 1999 through March of 2015. He currently serves as the non-executive chairman of the board of Primerica, Inc. and is on the board of USANAHealth Sciences, Inc., a publicly traded direct seller of nutritionals. The Board believes Mr. Williams is qualified to serve as a director due to his extensive knowledge of corporate governance matters as well as his significant experience in finance and accounting.

Shareholder Vote

Holders of each share of Class B Common Stock may:

•	vote FOR the election of the nine (9) nominees for director;

•	withhold authority to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	withhold authority to vote for all nine (9) nominees.

Election of directors is determined by a plurality of votes. The nine (9) nominees receiving the highest number of affirmative votes will be elected as directors. Cumulative voting is not permitted. Votes withheld and broker non-votes will have no effect on the outcome of the election of directors.

The Board of Directors unanimously recommends a vote FOR each of its nominees for director.

EXECUTIVE OFFICERS

The following are the names, positions held, and ages of each of the executive officers of the Company:

Name	Office	Age
H. V. Agadi	President and Chief Executive Officer	54
A. S. Robinson	Executive Vice President, Global Chief Operating Officer	51
W. B. Swain	Executive Vice President, Chief Financial Officer	53
L. C. Thomas	Executive Vice President, Chief Executive Officer – U.S. Services	57
K. A. Cutshaw	Executive Vice President, President and Chief Executive Officer, Garden City Group LLC	63
D. M. Lisenbey	Executive Vice President, President & Chief Executive Officer, Broadspire Services, Inc.	53
I. V. Muress	Executive Vice President, Chief Executive Officer — International Operations	59
K. M. Fraser	Executive Vice President – Strategy and Performance Development	54
J. O. Blanco	Senior Vice President and General Counsel	46
H. Sturisky	Senior Vice President and Global Chief Information Officer	46
B. C. Sawdey	Senior Vice President, Chief People Officer	48
D. M. Carden	Senior Vice President and Chief Accounting Officer	47

Mr. Agadi’s prior experience is detailed above under “Proposal 1 – Election of Directors – Nominee Information” of our directors.

Mr. Robinson was appointed to his present position as Executive Vice President, Global Chief Operating Officer in January 2017. From September 2006 until August 2016, he was employed by Hanover Insurance Group, an insurance company, most recently in the capacity of President, Specialty Insurance. During his tenure with Hanover Insurance Group, Mr. Robinson also served as Executive Vice President, Corporate Development and Chief Risk Officer.

Mr. Swain was appointed to his present position with the Company in October 2006 and from May 2006 served as Senior Vice President and interim Chief Financial Officer of the Company. Prior to that and from January 2000 he was Senior Vice President and Controller of the Company.

Mr. Thomas was appointed to his present position as Executive Vice President, CEO — U.S. Services in charge of the Company’s U.S. Services segment effective November 2015. Prior to that and from January 2015, he was Senior Vice President, CEO — U.S. Property & Casualty. Prior to that and from November 1999 he was Chief Executive Officer of the Company’s Contractor Connection division.

Mr. Cutshaw was appointed to his current position with Garden City Group LLC (“GCG”), a wholly-owned subsidiary of the Company that comprises the Company’s Garden City Group segment, in January 2016. Prior to that from September 2012 to September 2015, he was President International of QCE, LLC (Quiznos). Prior to that and from January 2006 to June 2012, he was Executive Vice President of Cajun Operating Company (Church’s Chicken).

Ms. Lisenbey was appointed to her present position as Executive Vice President, President & CEO, Broadspire Services, Inc. (“Broadspire”), a wholly-owned subsidiary of the Company which comprises the Company’s Broadspire segment, effective March 2012. Prior to that and from November 2007, she was Senior Vice President, Chief Operations Officer for Medical Management Services of Broadspire.

Mr. Muress was appointed to his present position as Executive Vice President, CEO — International, in charge of the Company’s International segment effective November 2015. Prior to that he served as Executive Vice President, Chief Executive Officer, Europe, Middle East, Africa & Asia Pacific since January 2008. Prior to that and from January 2006 he was CEO-EMEA and from August 2002, when he joined the Company’s U.K. subsidiary, until January 2006 he was CEO — UK & Ireland, in charge of the Company’s operations in the United Kingdom and Ireland.

Mr. Fraser was appointed to his present position as Executive Vice President – Strategy and Performance Development effective June 2015. Prior to joining the Company and since May 2012 he was Executive Vice President-Risk Management of Wells Fargo Insurance, a banking and insurance brokerage company. Prior to that and from August 1985 he was Managing Director at Marsh, Inc., an insurance brokerage company.

Mr. Blanco was appointed to his present position with the Company in March 2017. Prior to joining the Company on a full-time basis and from September 2016 he served as Interim General Counsel of the Company. Prior to that and from September 2008 he was a partner at Dentons US, LLP, a law firm.

Mr. Sturisky was appointed to his present position with the Company in October 2016. Prior to joining the Company and since May 2014 he was Vice President and Chief Information Officer at Spirit Airlines, an airline company. From April 2008 and until May 2014 he was Senior Vice President and Chief Information Officer at BCD Travel, a travel company.

Ms. Sawdey was appointed to her present position with the Company in January 2016. From January 2014 through January 2016 she was Vice President, Human Resources of the Company. From June 2008 through January 2014 she was Vice President, Corporate Benefits of the Company.

Mr. Carden was appointed to his present position with the Company in October 2014. Prior to that and from January 2008 he was Vice President and International Controller of the Company.

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines and the listing standards of the NYSE provide that a majority of our directors will be independent directors under the NYSE corporate governance listing standards, as in effect from time to time. In addition, our Corporate Governance Guidelines include certain categorical independence standards to assist the Board in determining director independence.

As required by our Corporate Governance Guidelines, the Board of Directors has reviewed and analyzed the relationships of each director with the Company and its management. The purpose of the review was to determine whether any particular relationships or transactions involving directors, or any of their respective affiliates or immediate family members, were inconsistent with a determination that the director is independent for purposes of serving on the Board and any of its Committees.

As a result of this review, the Board has determined, pursuant to the listing standards of the NYSE and our Corporate Governance Guidelines, that all director nominees are independent for purposes of serving on the Board of Directors, except Mr. Agadi, who is President and Chief Executive Officer of the Company. In making such determination, the Board also considers any “related party transactions” entered into between the Company and the applicable director or director nominee, regardless of whether such transaction is required to be disclosed pursuant to the rules and regulations of the SEC.

Standing Committees and Attendance at Board and Committee Meetings

The Board of Directors has four standing committees: the Executive Committee; the Audit Committee; the Nominating and Corporate Governance Committee; and the Compensation Committee.

The Executive Committee.    The Executive Committee consists of Mr. Crawford as Chairman, and Messrs. Agadi and Ogburn as members. The Executive Committee may exercise all the authority of the Board of Directors between its meetings with respect to all matters not specifically reserved by law to the Board of Directors. The Executive Committee held four meetings during 2016.

The Audit Committee.    The Audit Committee consists of Mr. Edwards as Chairman, Ms. Johnson and Messrs. Day, Ogburn and Williams as members. The Board has determined that all of the members of the Audit Committee are independent under NYSE listing standards and Rule 10A-3 under the Securities Exchange Act of

1934 (the “Exchange Act”). In addition, the Board has determined that Mr. Edwards is an “Audit Committee Financial Expert” as defined by Item 407(d) of SEC Regulation S-K. In making such determination, the Board took into consideration, among other things, the express provision in Item 407(d) of SEC Regulation S-K that the determination that a person has the attributes of an audit committee financial expert shall not impose any greater responsibility or liability on that person than the responsibility and liability imposed on such person as a member of the Audit Committee and the Board of Directors, nor shall it affect the duties and obligations of other Audit Committee members or the Board.

The Audit Committee has adopted a written charter, approved by our Board of Directors. The Audit Committee appoints and discharges our independent auditor, reviews with the independent auditor the audit plan and results of the audit engagement, reviews the scope and results of our internal auditing procedures and the adequacy of our accounting controls, approves professional services provided by the independent auditor, reviews the independence of the independent auditor, and approves the independent auditor’s audit and non-audit services and fees.

The Audit Committee also reviews and approves related party transactions in accordance with the Company’s written related party transactions policy. The Company’s related party transactions policy is designed to eliminate conflicts of interest and improper valuation issues, and applies to the Company’s directors, officers, shareholders holding 5% or more of the Company’s stock and family members or controlled affiliates of such persons. For purposes of the Company’s related party transactions policy, a “related party transaction” is a transaction between the Company and any related party, other than transactions generally available to all employees and certain de minimis transactions.

The Audit Committee held seven meetings during 2016.

The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee consists of Dr. Benson as Chairman, and Messrs. Crawford, Crawford, Jr. and Day as members. The Nominating and Corporate Governance Committee operates under a written charter, approved by the Board of Directors. The Nominating and Corporate Governance Committee actively reviews and selects director nominees for the Board and advises and makes recommendations to the Board on all matters concerning corporate governance and directorship practices. The Nominating and Corporate Governance Committee also identifies and evaluates nominees for director according to the guidelines stated in its charter, and will consider director candidates recommended by shareholders on the same terms. The Committee believes that appropriate candidates should show evidence of leadership in their particular field, have the interest and ability to devote sufficient time to carrying out their respective duties and responsibilities, and that the Board as a whole should have diversity of experience (which may, at any one or more times, include differences with respect to personal, educational or professional experience, gender, ethnicity, geographic origin and location, and age) and the ability to exercise sound business judgment, possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company’s shareholders. Pursuant to our Bylaws, except for persons who hold shares entitled to ten percent or more of the voting power of the Company, no person shall be eligible for nomination or renomination to the Board after such person has reached the age of 74. In selecting directors or director candidates, the Board generally seeks a combination of active or former senior officers of businesses, academics and entrepreneurs whose backgrounds are relevant to the Company’s mission, strategy, operations and other perceived needs.

The Nominating and Corporate Governance Committee held four meetings during 2016.

The Compensation Committee.    The Compensation Committee consists of Ms. Johnson as Chairperson and Messrs. Crawford, Edwards and Ogburn as members. The Board of Directors has determined that all members of the Compensation Committee are independent under the NYSE listing standards, and all members qualify as “outside directors” for Internal Revenue Code Section 162(m) purposes. The Compensation Committee has adopted a written charter, approved by the Board of Directors. The Compensation Committee formulates and approves the salary, equity compensation awards and other compensation payable to the Chief Executive Officer and, upon recommendation of the Chief Executive Officer, salaries, equity compensation awards and other compensation for all other officers of the Company. This Committee held seven meetings in 2016. For additional information about the Compensation Committee’s processes and its role, as well as the role of executive officers and compensation consultants in determining executive officer compensation, see “Compensation Discussion and Analysis” below.

Executive Sessions of Non-Employee Directors

Non-employee and independent directors are required to meet regularly without management participation. During 2016, there were six meetings of non-employee and independent directors. Mr. Ogburn, as Non-Executive Chairman of the Board, presides at these meetings.

Meetings of the Board of Directors and Board Attendance

During 2016, the Board of Directors held nine meetings. Each individual who served as a director attended at least seventy-five percent (75%) of the aggregate number of meetings of the Board of Directors and any committees thereof of which such director was a member. The Company encourages all directors to attend each annual meeting. The Company also holds a full Board meeting the same day as the annual meeting to further encourage all directors to attend the annual meeting. All director nominees attended the 2016 annual meeting.

Corporate Governance Guidelines, Committee Charters and Code of Business Conduct

The Company’s Corporate Governance Guidelines, board committee charters, and Code of Business Conduct and Ethics are available on its website at www.crawfordandcompany.com under “Corporate Governance,” located under the tab “About Us,” and are also available without charge in print to any shareholder who makes a request by writing to Corporate Secretary, Legal Department, Crawford & Company, P.O. Box 5047, Atlanta, Georgia 30302.

Leadership Structure

The Chairman of the Board presides at all meetings of the Board and the shareholders, and exercises such other powers and duties as the Board may assign him. Generally, the Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. The Company believes that the members of the Board possess considerable and unique knowledge of the challenges and opportunities the Company faces, and therefore are in the best position to evaluate the needs of the Company and how best to organize the capabilities of our directors and executives to meet those needs. As a result, the Company believes that the decisions as to who should serve as Chairman and as President and Chief Executive Officer, and whether the offices should be combined or separate, is properly the responsibility of the Board, to be exercised from time to time in appropriate consideration of then-existing facts and circumstances.

Mr. Ogburn has served as a member of the Board since February 2009 and as Non-Executive Chairman of the Board since January 1, 2010. The Board currently believes that, based on the skills and current responsibilities of the various Board members and management as well as the current general economic, business and competitive environment, separation of the chairman and chief executive officer roles remains appropriate, as it enhances (i) appropriate oversight of management by the Board, (ii) Board independence, (iii) the accountability to our shareholders by the Board and (iv) our overall leadership structure.

Risk Management

The Company takes a comprehensive approach to risk management and seeks to include risk management principles in all of its management processes. This comprehensive approach is reflected in the reporting processes pursuant to which management provides information to the Board to support the Board’s role in oversight, approval and decision-making.

The Board maintains oversight responsibility for the management of the Company’s risks, and closely monitors the information it receives from management to provide oversight and guidance to our management team concerning the assessment and management of risk. The Board approves the Company’s high level goals, strategies and policies to set the tone and direction for appropriate levels of risk taking within the business.

Our Board also periodically reviews the Company’s enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place. This review includes a discussion of the major risk exposures identified by senior management, the key strategic plan assumptions considered during the assessment, and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to these reviews, our executives with responsibility for various business functions provide the Board and its committees with periodic updates regarding the Company’s strategies and objectives, and the risks inherent thereto. Members of management most knowledgeable of relevant issues attend and present at Board meetings to provide additional insight into items being discussed, including risk exposures. In addition, our directors have access to Company management at all times and at all levels to discuss any matters of interest, including those related to risk. The Board and its committees call special meetings from time to time as appropriate to address specific issues.

The Board has delegated oversight for matters involving certain specific areas of risk exposure to its committees. Each committee reports to the Board of Directors at regularly scheduled Board meetings, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight.

The Audit Committee oversees the integrity of our financial statements, risks related to our financial reporting process and internal controls, the internal audit function, the independent auditor’s qualifications, independence and performance, and the Company’s corporate finance matters, including its capital structure. The Audit Committee provides oversight with respect to the Company’s risk management process, including, as required by the NYSE, discussing with management the Company’s significant financial risk exposures, steps management has taken to monitor, control and report such exposures, and our policies with respect to risk assessment and risk management.

Our Compensation Committee is primarily responsible for the design and oversight of the Company’s executive compensation policies, plans and practices. A key objective of the Compensation Committee is to ensure that the Company’s overall executive compensation program appropriately links pay to performance and aligns the interests of the Company’s executives with its shareholders, while seeking to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. The Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company employees.

The Nominating and Corporate Governance Committee oversees risks related to our corporate governance, including Board and director performance, director succession and the Company’s Corporate Governance Guidelines and other governance documents.

Director Compensation

Each non-employee member of the Board was entitled to receive an aggregate of $130,000 in cash and stock for annual service to the Company in 2016. The $40,000 cash portion of the compensation was paid quarterly in $10,000 increments. The remainder of such compensation was paid in restricted shares of the Company’s Class A Common Stock. These restricted share grants vested in full on December 31, 2016. In addition to the foregoing, each non-employee director was entitled to receive $1,500 for each Board or committee meeting attended. Further, the Chair of the Audit Committee was entitled to a retainer of $3,000 per quarter, and the Chairs of each of the Executive, Compensation, and Nominating and Corporate Governance Committees were also entitled to a retainer of $2,500 per quarter.

The Chairman of the Board was also entitled to receive $90,000 in restricted shares of Class A Common Stock, paid in quarterly increments. These quarterly restricted share grants vested in full on December 31, 2016. During the period from January 2016 through May 2016, the Chairman of the Board also received an additional $3,000 per month in recognition of his increased responsibilities during the period in which the Company did not have a permanent President and Chief Executive Officer. Directors who also serve as employees of the Company do not receive separate compensation for their service on the Board.

The following table provides compensation information for the year ended December 31, 2016 for each non-employee member of our Board of Directors during 2016. See “Summary Compensation Table” for information relating to Mr. Agadi’s compensation. Mr. Agadi did not receive any additional compensation for serving as a member of our board of directors.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Stock Option Awards(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
P. George Benson	$69,500	$89,996	—	$—	—	$159,496
Jesse C. Crawford	86,000	89,996	—	—	—	175,996
Jesse C. Crawford, Jr.	58,000	89,996	—	—	—	147,996
Roger A. S. Day	70,000	89,996	—	—	—	159,996
James D. Edwards	85,000	89,996	—	1,833	—	176,829
Joia M. Johnson	83,000	89,996	—	—	—	172,996
Charles H. Ogburn	95,000	179,990	—	—	—	274,990
D. Richard Williams	48,000	89,996	—	—	—	137,996

(1)

Represents the grant date fair value of awards calculated in accordance with Accounting Standards Codification Topic 718 “Compensation — Stock Compensation” (“ASC 718”). See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards. The stock awards were made pursuant to the terms of the Company’s Non-Employee Director Stock Plan. At December 31, 2016, the aggregate number of stock option awards outstanding for each non-employee director was as follows: Dr. Benson 18,000; Mr. Crawford 18,000; and Mr. Edwards 18,000.

(2)	Preferential earnings from the Crawford & Company Nonqualified Deferred Compensation Plan for Eligible Employees and Eligible Directors (the “Deferred Compensation Plan”).

Stock Ownership Guidelines for Non-Employee Directors

The Compensation Committee has approved stock ownership guidelines with specified equity ownership targets for non-employee members of our Board. Non-employee Board members are required to own shares in the Company equal in value to three times their annual cash retainer ($40,000 for 2016). All of the non-employee members of the Board are in compliance with the applicable ownership targets.

Communications with our Board and Shareholder Nominees

Individuals may communicate with our Board by sending a letter to Board of Directors, Crawford & Company, P.O. Box 4632, Atlanta, Georgia 30302. Your letter will be shared with all members of our Board and may, at the discretion of the Board, be shared with Company management, unless your letter requests otherwise. Communications that are specifically intended for non-employee directors should be addressed to “Chairman of the Board,” Board of Directors, Crawford & Company at this same address.

Any shareholder who certifies that he or she is the continuous record owner of at least one percent (1%) of either class of common stock of the Company for at least one year prior to the submission of a candidate for director and who provides a written statement that he or she intends to continue ownership of the shares through the date of the applicable annual meeting of shareholders may submit a nomination for director. The candidate must meet the qualifications stated in the Company’s by-laws and the submission must be made to the Nominating and Corporate Governance Committee at P. O. Box 4632, Atlanta, Georgia 30302, no more than 180 days and no less than 120 days prior to the anniversary date of this Proxy Statement. The Nominating and Corporate Governance Committee will review all candidates submitted by shareholders for consideration as director nominees pursuant to its general practices and the guidelines stated in its charter and the Company’s Corporate Governance Guidelines before determining whether to submit any nominee to the full Board for consideration.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of our compensation philosophy, objectives, policies and practices are focused primarily on our executive officers, with additional detail provided for our CEO, our CFO and our other three most highly-compensated individuals serving as executive officers at December 31, 2016, as determined in accordance with applicable SEC rules and as set out in the “Summary Compensation Table” below, whom we collectively refer to as our “named executive officers.”

Overview

The fundamental philosophy of the Compensation Committee with respect to executive compensation is to ensure that our compensation programs will enable us to attract and retain key executives critical to our long-term success, through the establishment of a performance-oriented environment that rewards the achievement of both short- and long-term strategic management goals, with the attendant enhancement of shareholder value. This philosophy is implemented through the core principles of “pay for performance” and aligning management’s interests with our shareholders’ interests to support long-term value creation and to encourage an appropriate level of risk-taking behavior consistent with the Company’s long-term strategy. As a result, a significant portion of our executive officers’ compensation opportunity is “at-risk pay” with actual payments dependent upon Company and individual performance. The Compensation Committee regularly reviews our compensation programs to ensure continued alignment with the underlying philosophy and principles, and makes adjustments as appropriate to accomplish these objectives.

For 2016, the Compensation Committee worked with its independent compensation consultant, described in more detail below, to develop and analyze comparative data on executive compensation with a goal of setting and maintaining total executive compensation at levels competitive to compensation paid to executives in similar positions within our comparator companies (described below). In determining this level, the Compensation Committee acknowledged that, as a result of the significant at-risk components of compensation described in more detail elsewhere in this discussion and analysis, actual payouts may be significantly above or below this level based on actual performance when compared to target performance.

In executing its role with respect to compensation matters, the Compensation Committee considers a variety of factors from time to time, including recommendations from senior executive officers and any compensation consultants, both described below, the recent historical and expected contributions of the individual executive officer, the Company’s historical and expected financial results and shareholder return, cumulative compensation history (to the extent that it impacts pay receivable currently and in the future), internal pay equity and the appropriate level of risk-taking, all as described below.

Elements of Compensation

In the implementation of the Compensation Committee’s compensation philosophy, there are generally three key elements used in the Company’s executive compensation program: (1) base salary, (2) an annual cash incentive opportunity and (3) equity incentive awards, including a long-term performance-based equity incentive opportunity. In addition, from time to time when circumstances merit an award, the Compensation Committee may make discretionary cash or equity bonus awards.

The Compensation Committee views base salary as compensation for individual job performance and merit, which is benchmarked to the individual’s responsibility, talent and expertise, and is set at a level to provide an appropriate amount of financial certainty to allow the Company to attract and retain executive talent. Annual cash incentive opportunities are designed to incentivize toward, and reward achievement of, specified goals typically set and measured on an annual basis, and to provide market competitive total cash compensation when target level goals are met, on a Company-wide or business unit level, as applicable. Annual cash incentives are also designed to align compensation with the interests of shareholders through value creation and payment of meaningful cash awards when actual results meet or exceed target results. Long-term incentives are designed to balance the short-term nature of other components of compensation, to motivate towards and reward delivery of shareholder value and to encourage employee retention. Both annual and long-term incentive opportunities are considered at-risk pay. Discretionary bonus awards, if any, may be in the form of cash or equity, and may be granted with or without performance or time-based vesting requirements.

In addition, we typically provide certain other compensation and benefits, such as participation in the Company’s health and welfare or retirement benefit plans generally available to employees, and limited perquisites, that we believe are necessary or appropriate in the marketplace in order to allow us to attract and retain executive talent, but that we do not expect to comprise a material portion of compensation in a year.

The Compensation Committee generally does not, and in 2016 did not, follow a precise formula for allocating between these key elements of compensation or in considering whether to grant any discretionary bonus awards, or the type thereof to our executive officers. Each element of compensation generally operates independently of any other and is designed to motivate towards, and reward, a different component of behaviors and results, thus the Compensation Committee does not believe it is appropriate that payment (or lack thereof) of one element in any period generally should impact payment of any other elements except in limited circumstances. However, the Compensation Committee reviews information that compares each element of compensation, both separately and in the aggregate, to amounts paid for positions with similar duties and responsibilities at comparator companies, and believes it appropriate to target each element of compensation near the median, or midpoint, of compensation paid by such companies.

Role of the Compensation Committee and Administration of Compensation

The role of the Compensation Committee, among its other responsibilities, is to:

•

annually review the Company’s goals and objectives relative to CEO and other executive officer compensation, including, as the Compensation Committee deems appropriate, consideration of the Company’s performance and relative shareholder return, the value and construct of compensation packages for comparable positions at comparable companies and the cash and other compensation paid to the Company’s executive officers in past years;

•

annually review, evaluate and update, as appropriate, the components of the Company’s executive compensation programs in view of those goals and objectives, and set compensation levels for the Company’s executive officers;

•

annually evaluate the CEO’s and the other executives’ performance in light of established goals and objectives, and approve compensation to be paid with respect to such performance, including certifying the degree of achievement of performance goals under the terms of performance-based compensation programs;

•

review and make recommendations to the Board of Directors regarding the approval and adoption of, and any amendments to, the Company’s compensation plans for executives, including incentive compensation plans and equity-based plans; and

•

in light of the foregoing, consider and, when appropriate, grant cash bonuses, stock options, performance share units, restricted stock and other discretionary awards under the Company’s cash and equity incentive compensation plans.

As noted above, the Compensation Committee also monitors the design and administration of the Company’s overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by Company executives, including our named executive officers.

Role of Certain Senior Executive Officers in Executive Compensation Matters

Our executive officers also play an important role with respect to the setting and determination of the annual cash portion of executive compensation, including base salary and any annual cash incentive compensation opportunities. Certain of the Company’s senior executive officers make recommendations to our Compensation Committee with respect to the setting of performance goals for executive officers (other than themselves) under our incentive compensation plans and the assessment of the individual performance of other executive officers who are direct reports to such officers. As a result of regular interaction, the Compensation Committee believes these senior executive officers are best able to provide appropriate personal insight as to the performance of their direct reports as well as overall performance trends of executives of the Company. Our Compensation Committee relies, in part, on this information in connection with its overall assessment as to the adequacy and appropriateness of executive compensation as well as the compensation programs of the Company as a whole. Our Compensation Committee has the discretion to consider any such recommendations when determining overall executive compensation.

Role of Shareholder Say-on-Pay Votes and Related Considerations

The Company believes it is important to obtain the input of shareholders with respect to the overall compensation of our named executive officers. To that end, we provide shareholders an opportunity to have an advisory vote on executive compensation (the “say-on-pay vote”) every two years. For more information, please refer to “Proposal 2 – Advisory Vote on Approval of Executive Compensation.” We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. We believe a vote every two years helps ensure proper visibility into our longer term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation.

In the Company’s most recent advisory say-on-pay vote at the Company’s 2015 Annual Meeting, approximately 99.5% of the votes cast in the say-on-pay vote were voted in favor of the compensation of our named executive officers. The Compensation Committee believes this favorable vote affirms our shareholders’ support of its approach to executive compensation and, as a result, the Compensation Committee has not made material changes to the implementation of our executive compensation philosophy. In addition to consideration given to the results of the say-on-pay vote, at various times through the year the Compensation Committee considers direct and indirect input from shareholders and other stakeholders, and more general developments in executive compensation principles, in the further development and implementation of the Company’s executive compensation philosophy, policies and practices. The Compensation Committee expects to continue to give due consideration to these factors, including the results of the vote on say-on-pay, in future years.

Compensation Consultants

The Compensation Committee’s charter provides for the Compensation Committee to retain and terminate, in its discretion, any compensation consultant which assists in the evaluation of director, CEO or other executive compensation. The Compensation Committee has the sole authority to select such consultant and to approve the consultant’s fees and other retention terms. In 2016, the Compensation Committee engaged Pay Governance LLC to advise it on executive and general compensation matters for the Company, including the design of short- and long-term incentive compensation alternatives. Pay Governance LLC does not have a relationship with, nor did it provide any services to, the Company other than the engagement by the Compensation Committee and, taking into account the six compensation consultant independence factors adopted by the SEC to guide companies in determining the independence of compensation consultants, the Compensation Committee concluded that the work of Pay Governance LLC did not raise any conflicts of interest that are required to be disclosed and provides the Compensation Committee with objective and independent compensation advisory services. Pay Governance LLC provided the following services in 2016: executive officer competitive market compensation assessment; Board of Directors competitive market compensation assessment; independent risk assessment of compensation programs; and review of annual incentive performance metrics.

Benchmarking

For purposes of determining 2016 compensation levels and opportunities, compensation of the Company’s executive officers was benchmarked against compensation paid for similar positions at a selected comparator group of the Company. Due to the limited number of direct competitors of the Company that are both publicly traded and in a similar line of business, the Compensation Committee worked with Pay Governance LLC to develop a custom comparator group using the following set of criteria: companies in similar industries, including insurance, research and consulting, data processing, outsourced services, human resources and employment services; annual revenue between one-quarter to two-and-one-half times the Company’s annual revenue; market capitalization between one-quarter to five times the Company’s market capitalization; and a specified ratio of revenue to market capitalization.

The comparator group was as follows:

FTI Consulting, Inc.

TeleTech Holdings Inc.

TrueBlue, Inc.

Sykes Enterprises, Incorporated

Insperity, Inc.

Stewart Information Services Corporation

Kforce Inc.

Barrett Business Services Inc.

Epiq Systems, Inc.

CBIZ, Inc.

CDI Corp.

ModusLink Global Solutions, Inc.

Resources Connection

Compensation and Risk Management

The Compensation Committee has evaluated whether, and does not believe that our executive compensation philosophy, executed through the principles of pay for performance and aligning management and shareholder interests, encourages excessive or unnecessary risk-taking. By dividing our executives’ compensation into three key elements, the Compensation Committee believes it appropriately weights the performance-based compensation our executives may earn between short-term and long-term goals. Additionally, both short-term and long-term incentive compensation award opportunities are capped at a set percentage of an executive’s applicable target award, affording protection against disproportionately large incentives. Our long-term equity compensation is paid in the form of opportunities to earn shares of the Company’s Class A Common Stock, and the Compensation Committee may provide that such awards are both earned and vested over time. We believe performance goals coupled with time-based vesting for equity awards further encourages our executives’ sustained focus on the long-term performance of the Company.

Stock Ownership Guidelines

The Compensation Committee believes long-term incentives, when coupled with our executive stock ownership guidelines, promote appropriate alignment of our executives’ interests with those of the Company’s shareholders.

The Compensation Committee has also set executive stock ownership guidelines with specified equity ownership targets for certain Board-elected officers. The CEO is required to own shares of stock of the Company equal in value to three times his annual base salary. The remainder of our named executive officers are required to own shares of stock of the Company equal in value to two times their annual base salary. Should an executive fail to meet or show sustained progress toward meeting the applicable ownership requirement, such failure may result in any one or more of the following: a reduction or elimination in any future long-term or other equity incentive awards that such person may otherwise have been entitled to receive; an obligation to use the net after-tax proceeds of any cash incentive award paid by the Company to purchase shares of the Company’s stock; or a requirement that any cash incentive award to which such individual would otherwise be entitled be paid in shares of the Company’s stock. Our named executive officers are all either in compliance with the stock ownership guidelines or are in the applicable grace-period to come into compliance.

Hedging and Pledging Policies

The Company has established a policy prohibiting our employees and directors from engaging in any speculative, short-term or hedging activities with respect to securities of the Company. In addition, members of the Board of Directors and officers may not engage in pledging Company securities as collateral to secure debt or engage in transactions where the Company’s securities are held in a margin account.

Clawback Policy

The Company’s clawback and recoupment policy covers any current or former officer of the Company subject to Section 16 of the Exchange Act of 1934. The policy requires covered officers to forfeit, and repay to the Company to the extent previously paid, any of an officer’s incentive compensation within the three years preceding an accounting restatement any amount that exceeds the amount that would have been payable based on the restated financial results.

Base Salary

For certain executive officers, including some of the named executive officers, the Company has deemed it appropriate to enter into written employment agreements with such persons. These agreements typically provide for, among other things, a minimum base salary, which was determined based on, among other things, negotiations with the applicable person and the Compensation Committee’s overall compensation philosophy discussed above, at the time of hire or the entry into such agreement, as applicable. For example, in June 2016 the Company entered into an employment agreement with Mr. Agadi pursuant to which he agreed to serve as our President and Chief Executive Officer on a full-time basis. Mr. Agadi’s base salary was set at $700,000 per year, subject to adjustment by the Compensation Committee. For additional information on this and our other employment agreements with our named executive officers, see “Employment and Change in Control Arrangements” below.

The Compensation Committee typically re-evaluates the base salary of the CEO on an annual basis including performing an assessment of personal performance during the preceding year, historical and expected contributions to the Company and external circumstances which may have impacted that performance and that were not within the control of the Company or the CEO. For both establishing and re-evaluating the base salary of the CEO, the Compensation Committee, with the assistance of its independent compensation consultant, also evaluates overall market conditions, both within the Company’s comparator group and otherwise, including competitive market data to see how the CEO’s pay level compares to that of comparable positions at other companies.

Based on a variety of data (including published national surveys, recent and anticipated Company performance, discussions with the Compensation Committee, and other relevant information), the CEO annually considers any increases in base salary our other named executive officers for the next fiscal year.

Annual Cash Incentive Opportunity

Annual cash incentive award opportunities are intended to align our annual performance and results with the compensation paid to the persons who are most responsible for such performance, and to motivate and reward achievement of operational and strategic business goals. For 2016, the Compensation Committee approved award opportunities, granted under the Company’s short-term incentive plan (“STIP”), a component of the Crawford & Company 2016 Management Team Incentive Compensation Plan (the “Management Team Incentive Compensation Plan”), for our executive officers, including our named executives.

Under the STIP, each participating executive officer is provided advance goals that can, from year to year, include corporate, segment and individual targets, weighted appropriately for the executive’s position in the Company. Award payout eligibility generally requires, among other things, continued employment through the date of the actual payout. Due to the Company’s significant international operations and the fact that it reports its consolidated financial results in U.S. dollars, annual performance metrics are adjusted to eliminate the impact of any movements in exchange rates so that individuals do not benefit from or are not negatively impacted by the movement in exchange rates. Accordingly, the actual results disclosed in this discussion may not agree to our published results. Final payments pursuant to the STIP are at the discretion of the Compensation Committee.

For each of the named executive officers, the Compensation Committee established threshold, target and maximum award opportunity levels (as a percentage of 2016 annual base salary) for purposes of the 2016 STIP after taking into account market-competitive factors and any contractually mandated payout levels contained in applicable employment agreements. The STIP award opportunities (set out as a percentage of each named executive officer’s 2016 annual base salary) were as set out below:

	Threshold Award Opportunity (as a percentage of base salary)	Target Award Opportunity (as a percentage of base salary)	Maximum Award Opportunity (as a percentage of base salary)
Mr. Agadi	0%	80.0%	152.00%
Mr. Swain	0	57.5	109.25
Mr. Muress	0	57.5	109.25
Ms. Lisenbey	0	57.5	109.25
Mr. Thomas	0	57.5	109.25

For 2016, the Compensation Committee selected as the basis for award opportunities performance under the following metrics, which are used by management from time to time to evaluate and analyze results and the impact on the Company of strategic decision making, and which the Compensation Committee considered as important to the Company and representative of the Company’s success in achieving operational and performance improvements:

Metric	Weight
Revenue	30%
Operating Earnings	25
Operating Margin	25
DSO (1)	20

(1)	Workdays outstanding in total billed and unbilled accounts receivable.

Operating earnings is the primary financial performance measure used by the Company’s senior management to evaluate the financial performance of the Company’s four operating segments and make resource allocation decisions. The Company and the Compensation Committee believe this measure is useful to others in that it allows them to evaluate segment operating performance using the same criteria used by the Company’s senior management. Operating earnings will differ from net income computed in accordance with generally accepted accounting principles in the United States (“GAAP”) since operating earnings represent segment earnings before certain unallocated corporate and shared costs, net corporate interest expense, stock option expense, amortization of customer-relationship intangible assets, goodwill impairment, restructuring and special charges, income taxes, and net income or loss attributable to noncontrolling interests. As a result, the Compensation Committee considered it appropriate to link any payout under the STIP to the achievement of an operating earnings threshold.

For Messrs. Agadi and Swain, 90% of their award opportunities were allocated to the achievement of these metrics, based on overall Company performance. In addition, 10% of the total STIP award opportunity for these individuals was allocated to the achievement of certain personal performance metrics, as described below.

Mr. Muress’s STIP opportunity was allocated as follows:

Performance Metric	Percentage of Award Opportunity
Corporate-Wide	30%
UK Division	20
Europe Division	10
Asia-Pacific Division	10
Canada Division	10
Latin America Division	10
Individual Goals	10

Ms. Lisenbey’s STIP opportunity was allocated as follows:

Performance Metric	Percentage of Award Opportunity
Corporate-Wide	30%
Broadspire Segment	60
Individual Goals	10

Mr. Thomas’s STIP opportunity was allocated as follows:

Performance Metric	Percentage of Award Opportunity
Corporate-Wide	30%
U.S. Services Segment	60
Individual Goals	10

As described in more detail below, the personal performance component of the STIP award opportunity was based on certain individual performance considerations generally aligned with each individual’s overall responsibilities and taken into account in the course of making overall compensation decisions.

STIP awards were deemed earned for a relevant metric only if actual performance exceeded the specified threshold level. If actual performance did not exceed the threshold level of any metric, no payout was made under that metric. If actual performance equaled target levels, participating executive officers were entitled to 100% of the target STIP award applicable to that metric. If actual performance for one or more metrics was between threshold and target levels, or target and maximum levels, the participating executive officers were entitled to a ratable portion of the STIP award based upon linear formulas.

The personal performance component of the STIP was measured on a scale of 1-5. The STIP award related to personal performance was deemed payable at the target level if the executive received an average rating of 3 or higher on all metrics. Determination of actual performance under the personal performance component of the STIP has historically been delegated by the Compensation Committee to the Company’s President and CEO (for all officers other than the President and CEO).

Target goals for each relevant financial metric under the STIP were determined based on, and set at target levels as contained in, the Company’s 2016 internal operating plan. Threshold and maximum goals (other than for personal performance) were set at the percentages of the target level as set forth below. The percentages were applicable to all segments and divisions.

	Threshold Goal (as a percentage of target)	Maximum Goal (as a percentage of target)
Revenue	90.0%	105.0%
Operating Earnings	85.0	115.0
Operating Margin	85.0	118.5
DSO	80.0	110.0

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the corporate-wide metrics in 2016.

Corporate	Threshold	Target	Maximum	Actual
Revenue	$985,104	$1,094,560	$1,149,288	$1,106,048
Operating Earnings	$79,050	$93,000	$106,950	$91,953
Operating Margin	7.2%	8.5%	10.1%	8.3%

DSO	72.0 days or less	60.0 days or less	54.0 days or less	64.1 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the U.S. Services segment metrics in 2016.

U.S. Services	Threshold	Target	Maximum	Actual
Revenue	$224,120	$249,022	$261,473	$231,198
Operating Earnings	$28,824	$33,910	$38,997	$35,716
Operating Margin	11.6%	13.6%	15.0%	15.4%

DSO	50.4 days or less	42.0 days or less	37.8 days or less	38.4 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the Broadspire segment metrics in 2016.

Broadspire	Threshold	Target	Maximum	Actual
Revenue	$267,743	$297,492	$312,367	$301,977
Operating Earnings	$24,914	$29,310	$33,707	$30,003
Operating Margin	8.4%	9.9%	11.7%	9.9%

DSO	21.6 days or less	18.0 days or less	16.2 days or less	12.0 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the U.K. division of the International segment metrics in 2016.

UK	Threshold	Target	Maximum	Actual
Revenue	$151,257	$168,063	$176,466	$180,886
Operating Earnings	$12,295	$14,465	$16,635	$14,977
Operating Margin	7.3%	8.6%	10.2%	8.3%

DSO	86.4 days or less	72.0 days or less	64.8 days or less	90.1 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the Europe division of the International segment metrics in 2016.

Europe	Threshold	Target	Maximum	Actual
Revenue	$71,437	$79,374	$83,343	$79,069
Operating Earnings	$7,381	$8,684	$9,987	$9,170
Operating Margin	9.3%	10.9%	12.0%	11.6%

DSO	72.0 days or less	60.0 days or less	54.0 days or less	63.7 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the Asia-Pacific division of the International segment metrics in 2016.

Asia-Pacific	Threshold	Target	Maximum	Actual
Revenue	$80,499	$89,443	$93,915	$99,158
Operating Earnings	$6,420	$7,553	$7,796	$12,877
Operating Margin	7.2%	8.4%	9.3%	13.0%

DSO	120.0 days or less	100.0 days or less	90.0 days or less	104.8 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the Canada division metrics in 2016.

Canada	Threshold	Target	Maximum	Actual
Revenue	$91,571	$101,746	$106,833	$102,968
Operating Earnings	$5,071	$5,966	$6,861	$7,064
Operating Margin	5.0%	5.9%	6.9%	6.9%

DSO	78.0 days or less	65.0 days or less	58.5 days or less	69.7 days

The following table sets forth the threshold, target and maximum performance goals, and actual performance, for each of the Latin America division metrics in 2016.

Latin America	Threshold	Target	Maximum	Actual
Revenue	$9,070	$10,078	$11,086	$9,332
Operating Earnings	$395	$465	$750	$277
Operating Margin	3.9%	4.6%	6.8%	3.0%

DSO	120.0 days or less	100.0 days or less	90.0 days or less	129.6 days

Based on 2016 performance, the actual STIP payouts approved by the Compensation Committee for Ms. Lisenbey and Messrs. Agadi, Swain, Muress, and Thomas are set forth below.

	Actual Award (in dollars)	Actual Award (as a percentage of salary)	Actual Award (as a percentage of target)
Mr. Agadi	$500,175	73.5%	91.9%
Mr. Swain	211,471	51.3	89.2
Mr. Muress	306,395	49.2	85.6
Ms. Lisenbey	303,110	65.8	114.4
Mr. Thomas	288,902	62.8	109.2

Long-Term Incentive Opportunity

The Compensation Committee designed the Company’s long-term incentive compensation program with a goal of incentivizing management towards creating long-term shareholder value. For 2016, long-term incentive plan (“LTIP”) award opportunities were granted to Mr. Agadi under the terms of the Crawford & Company 2016 Omnibus Stock and Incentive Plan (the “Omnibus Stock Plan”) and to the other executive officers under the terms of the Crawford & Company Executive Stock Bonus Plan (the “Stock Bonus Plan”), and, if earned, were payable in shares of the Company’s Class A Common Stock. The Omnibus Stock Plan was adopted at the Company’s 2016 Annual Meeting, and, effective May, 11, 2016, replaced the Stock Bonus Plan for purposes of awards granted following that meeting. With respect to certain senior executives (i.e., those potentially subject to Internal Revenue Code Section 162(m)), LTIP awards issued under the terms of the Stock Bonus Plan that are intended to be fully tax-deductible are also subject to the additional terms and conditions of the Management Team Incentive Compensation Plan. Final payments pursuant to LTIP awards are at the discretion of the Compensation Committee.

Under the terms of the 2016 LTIP, each executive officer was granted an award of performance share units, 75% of which were eligible to be earned based on Company performance as described below (the “Performance Award”), and 25% of which were eligible to be earned based on the continued employment of the executive (the “Time Vested Award”). Any earned Performance Award and the Time Vested Award vest annually over a three-year period, beginning on December 31, 2016, and provided the executive remained employed by the Company through each applicable vesting date. The Compensation Committee believes performance share units are an appropriate form of award because they are designed to align pay with shareholder value by rewarding performance generally tied to increases in such value. The multi-year vesting schedule is designed to further align the executives’ interests with those of other shareholders over the long-term.

The Threshold, Target and Maximum Performance Awards and Time Vested Awards for the executive officers are set forth in the chart below.

	Performance Award: Threshold (shares)	Performance Award: Target (shares)	Performance Award: Maximum (shares)	Time Vested Award (shares)
Mr. Agadi	33,144	66,288	99,432	22,096
Mr. Swain	22,500	45,000	67,500	15,000
Mr. Muress	22,500	45,000	67,500	15,000
M. Lisenbey	22,500	45,000	67,500	15,000
Mr. Thomas	22,500	45,000	67,500	15,000

For 2016, the Compensation Committee selected adjusted earnings per share as the financial metric for determining payouts under the LTIP. Adjusted earnings per share was selected as the financial metric due to its correlation with the creation of value for shareholders. Specifically, target adjusted earnings per share of $0.79 was determined based on the Company’s internal strategic plan for 2016. If the Company’s 2016 adjusted earnings per share was at least $0.63, 50% of the award of performance share units was earned. If the Company’s 2016 adjusted earnings per share was at least $0.79, the “target” level, 100% of the award of performance share units was earned. If the Company’s 2016 adjusted earnings per share was $0.95 or greater, 150% of the award of performance share units was earned. The percentage of performance share units earned were adjusted ratably for cumulative adjusted earnings per share between $0.63 and $0.95. None of these performance share units were earned if cumulative adjusted earnings per share was less than $0.63. The Company’s 2016 adjusted earnings per share was $0.75 thus 88% of the Performance Awards were earned.

In certain prior periods, most recently in 2014, the Compensation Committee established multi-year performance periods for determining whether Company financial performance met threshold levels for payout under LTIP awards. Awards granted under the LTIP in 2014 were eligible to be earned based on the cumulative adjusted earnings per share of the Company for the 2014-2016 calendar years. For the 2014-2016 period, the performance thresholds for the Company’s cumulative adjusted earnings per share were not met, thus none of the performance share units were earned or paid.

The Compensation Committee granted Mr. Agadi a one-time award of 100,000 restricted stock units under the terms of the Stock Bonus Plan for his service as interim President and Chief Executive Officer. This award was to be earned based on his continued employment and compliance with the terms of his non-compete agreement, and vested in full as of December 31, 2016.

During 2016, the Compensation Committee granted stock option awards to Messrs. Agadi and Muress under the terms of the Omnibus Stock Plan. Pursuant to the terms of his employment agreement as President and Chief Executive Officer, the Compensation Committee approved one-time awards to Mr. Agadi of: (i) an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $9.00 per share and (ii) an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $10.00 per share. The exercise price of each option award exceeded the fair market value of the shares as of the grant date. Based on his performance, the Compensation Committee awarded Mr. Muress an option to purchase 20,000 shares of Class A common stock of the Company at an exercise price of $6.52 per share, which was the fair market value of the shares as of the grant date. These option awards vest over a three year period, and expire ten years from the date of grant.

Other Elements of Compensation

Based on market competitive and internal factors, the Compensation Committee believes that it is appropriate that our executive officers be eligible to participate in other compensation plans offered to our employees. Mr. Swain and Mr. Thomas participate in a noncontributory qualified retirement plan that was frozen as of December 31, 2002. All U.S. based named executive officers are also eligible to participate in a qualified 401(k) plan (the “401(k) Plan”) and a nonqualified supplemental executive retirement plan. Our executive officers are also offered the opportunity to participate in a similar nonqualified deferred compensation plan. Benefits under the qualified and nonqualified retirement plans are not directly tied to Company performance. Based on market competitive factors, the Company also provides life insurance benefits, automobile allowances and reimbursement of club dues for certain of our executives, including the named executive officers, as noted in the Summary Compensation Table, below. Certain of our named executive officers are also party to employment arrangements that provide severance and change-in-control protection. Additionally, based on their performance, and following consultation with the Compensation Committee, our CEO granted cash bonuses in the amount of $50,000 to both Ms. Lisenbey and Mr. Thomas.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) provides that annual compensation in excess of $1 million paid to certain executive officers is not tax deductible for the Company unless it is performance-based. It is the policy of the Compensation Committee to have incentive compensation for the Company’s named executive officers qualify for full tax deductibility for the Company to the extent feasible and consistent with our overall compensation philosophy. The Company’s Management Team Incentive Compensation Plan and Omnibus Stock Plan are designed to allow the Compensation Committee to structure short-term incentive compensation (annual incentive awards) and long-term incentive compensation (equity-based awards) so that the resulting compensation will be qualified “performance-based compensation” eligible for deductibility without limitation under Code Section 162(m). However, the Compensation Committee retains the discretion to pay appropriate compensation, even if it may result in the non-deductibility of certain amounts under federal tax law.

Summary of Cash and Certain Other Compensation

The following tables provide information concerning compensation paid to, or accrued by the Company for, our named executive officers at December 31, 2016.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(2)	All Other Compen- sation ($)(3)	Total ($)
H.V. Agadi	2016	$680,154	$—	$1,305,906	$866,800	$500,175	$2,159	$36,414	$3,391,608
President and	2015	241,154	90,000	—	—	—	—	60,682	391,836
Chief Executive Officer
W.B. Swain	2016	412,308	—	196,650	—	211,471	29,012	24,873	874,314
Executive Vice	2015	415,385	—	100,500	—	93,125	4,193	12,302	625,505
President – Chief	2014	400,000	—	411,600	—	—	45,074	23,252	879,926
Financial Officer
I.V. Muress (4)	2016	622,197	—	196,650	64,648	306,395	—	79,803	1,269,693
Executive Vice	2015	677,653	—	83,750	—	112,942	—	87,170	961,515
President; Chief Executive Officer – International	2014	719,922	—	274,400	—	—	—	92,515	1,086,837
D.M. Lisenbey	2016	460,385	50,000	196,650	—	303,110	4,340	33,994	1,048,479
Executive Vice
President; Chief Executive Officer – Broadspire Services, Inc.
L.C. Thomas	2016	460,385	50,000	196,650	—	288,902	33,951	34,083	1,063,971
Executive Vice
President; Chief Executive Officer – U.S. Services

(1)

The values of equity-based awards in this column represent the grant date fair value of the awards in accordance with ASC 718. However, pursuant to SEC rules these values are not reduced by an estimate for the probability of forfeiture. See Note 11 of the consolidated financial statements in Item 8 of the Company’s Annual Report regarding assumptions underlying the valuation of equity awards.

(2)

Represents the following amounts for 2016: (i) Mr. Swain: $13,437 preferential earnings from the Deferred Compensation Plan and $15,575 actuarial increase in pension value; (ii) Mr. Agadi and Ms. Lisenbey: $2,159 and $4,340 respectively, preferential earnings from the Deferred Compensation Plan; and (iii) Mr. Thomas: $4,041 preferential earnings from the Deferred Compensation Plan and $29,910 actuarial increase in pension value.

(3)

Represents the following amounts for 2016: (i) Mr. Agadi: $7,950 Company contribution to the 401(k) Plan; a $15,155 Company contribution to the Deferred Compensation Plan; a $12,000 automobile allowance; $1,034 for spousal air travel; and a $276 premium payment on term life insurance; (ii) Mr. Swain: a $12,919 Company contribution to the 401(k) Plan; a $8,812 Company contribution to the Deferred Compensation Plan; $1,980 in club dues; a $886 automobile allowance; and a $276 premium payment on term life insurance; (iii) Mr. Muress: a $62,220 Company contribution to the Company’s U.K. pension fund and a $17,583 automobile allowance; (iv) Ms. Lisenbey: a $7,950 Company contribution to the 401(k) Plan; a

$10,890 Company contribution to the Deferred Compensation Plan; $878 for spousal air travel; and a $276 premium payment on term life insurance; and (v) Mr. Thomas: a $12,919 Company contribution to the 401(k) Plan; a $15,734 Company contribution to the Deferred Compensation Plan; $1,181 for spousal air travel; and a $516 premium payment on term life insurance.

(4)

Compensation for Mr. Muress is paid in British pounds sterling and converted to U.S. dollars using the average exchange rate in effect for each particular year. Amounts are determined based on payments in the fiscal year of the Company, and not the fiscal year of the Company’s international subsidiaries, which may differ from the fiscal year of the Company.

Grant of Plan-Based Awards

The Company maintains the Omnibus Stock Plan and the Stock Bonus Plan under which awards of performance share units, restricted stock or stock options may be granted to specified employees of the Company. The Omnibus Stock Plan was adopted at the Company’s 2016 Annual Meeting, and, effective May 11, 2016, replaced the Stock Bonus Plan for purposes of awards granted following that meeting. Non-equity incentive plan cash awards are paid pursuant to the Company’s STIP. The following table sets forth certain information with respect to awards granted during or for the fiscal year ended December 31, 2016 to each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options(#)		Grant Date Fair Value of Stock and Option Awards($) (8)
Name and Position	Grant Date	Minimum ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
H. V. Agadi (1)(2)	1/7/16	$—	$—	$—	100,000	100,000	100,000	—	—		453,000
H. V. Agadi (3)	8/2/16	—	—	—	—	—	—	—	200,000	(6)	866,800
H. V. Agadi (4)	6/21/16	—	544,123	1,088,246	—	—	—	—	—		—
H. V. Agadi (3)	12/20/16	—	—	—	33,144	66,288	99,432	22,096	—		852,906
W. B. Swain (2)	2/8/16	—	—	—	22,500	45,000	67,500	15,000	—		196,650
W. B. Swain (4)	2/8/16	—	237,077	474,154	—	—	—	—	—		—
I. V. Muress (2)	2/8/16	—	—	—	22,500	45,000	67,500	15,000	—		196,650
I. V. Muress (4)	2/8/16	—	357,764	715,527	—	—	—	—	—		—
I. V. Muress (3)	5/11/16	—	—	—	—	—	—	—	20,000	(7)	64,648
D.M. Lisenbey (2)	2/8/16	—	—	—	22,500	45,000	67,500	15,000	—		196,650
D.M. Lisenbey (4)	2/8/16	—	264,721	529,442	—	—	—	—	—		—
L.C. Thomas (2)	2/8/16	—	—	—	22,500	45,000	67,500	15,000	—		196,650
L.C. Thomas (4)	2/8/16	—	264,721	529,442	—	—	—	—	—		—

(1)

For Mr. Agadi, represents the potential number of restricted stock units payable pursuant to a one-time award for service as interim President and Chief Executive Officer. This award was to be earned at 100% based on his continued employment and compliance with the terms of his non-compete agreement, thus “Threshold” and “Maximum” payouts are the same as the “Target” payout.

(2)	Awards issued under the terms of the Stock Bonus Plan.

(3)	Awards issued under the terms of the Omnibus Stock Plan.

(4)

Amounts represent the potential payout of awards granted under the STIP. These awards were granted subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Annual Cash Incentive Opportunity.” Actual amounts paid under the STIP to the named executive officers are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(5)

Represents the potential number of performance share units payable under the LTIP. These awards are subject to the attainment of certain performance targets. The performance targets and target award multiples for determining the payout are described under “Compensation Discussion and Analysis — Long-Term Incentive Opportunity.”

(6)

Represents an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $9.00 per share and an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $10.00 per share.

(7)	Represents an option to purchase 20,000 shares of Class A common stock of the Company at an exercise price of $6.52 per share.

(8)	The grant date fair value of awards granted under the LTIP to the named executive officers was determined as reported in the Summary Compensation Table under the “Stock Awards” column.

Outstanding Equity Awards at December 31, 2016

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2016 of each of our named executive officers. All equity awards are payable in shares of Class A Common Stock.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards:: Number of Securities Underlying Unexercised Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
H. V. Agadi	—	—	—	$—	—	—	—	66,288	(1)	$627,747
	—	—	—	—	—	—	—	14,804	(2)	140,194
	—	100,000	—	9.00	8/2/26	—	—	—		—
	—	100,000	—	10.00	8/2/26	—	—	—		—
W. B. Swain	36,582	—	—	5.08	3/27/23	—	—	5,000	(3)	47,350
	—	—	—	—	—	—	—	45,000	(1)	426,150
	—	—	—	—	—	—	—	10,050	(2)	95,174
I. V. Muress	36,582	—	—	5.08	3/27/23	—	—	4,167	(3)	39,461
	—	—	—	—	—	—	—	45,000	(1)	426,150
	—	—	—	—	—	—	—	10,050	(2)	95,174
	—	20,000	—	6.52	5/11/26	—	—	—		—
D.M Lisenbey	36,400	—	—	5.08	3/27/23	—	—	4,167	(3)	39,461
	—	—	—	—	—	—	—	45,000	(1)	426,150
	—	—	—	—	—	—	—	10,050	(2)	95,174
L.C. Thomas	14,500	—	—	5.08	3/27/23	—	—	14,584		138,110
	—	—	—	—	—	—	—	45,000	(1)	426,150
	—	—	—	—	—	—	—	10,050	(2)	95,174

(1)	Shares vest over a 3-year period, beginning on December 31, 2016, and are earned based on performance criteria for 2016. Based on actual performance during 2016, 88% of the shares were earned.

(2)	Shares vest 33% on December 31, 2017 and 34% on December 31, 2018.

(3)	Shares vest December 31, 2017.

(4)	Based on the per share closing price of the Company’s Class A Common Stock on the NYSE on December 31, 2016 of $9.47.

Option Exercises and Stock Vested

The following table provides information concerning stock awards vested during the most recent fiscal year with respect to the named executive officers. All such awards were exercised for shares of Class A Common Stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. V. Agadi	—	$—	107,292	$1,016,055
W. B. Swain	—	—	9,950	94,227
I. V. Muress	54,600	215,124	9,117	86,338
D. M. Lisenbey	—	—	9,117	86,338
L. C. Thomas	—	—	6,200	58,714

Pension Benefits at December 31, 2016

The Company maintains a non-contributory retirement plan, the Crawford & Company Retirement Plan (the “Retirement Plan”), for the benefit of substantially all of the U.S. employees of the Company who were employed on or before December 31, 2002. The Retirement Plan provides for annual retirement benefits at a normal retirement age of 65 (the “Normal Retirement Age”) equal to 2% of the participant’s total compensation (as defined in the Retirement Plan) for all credited years of service under the Plan. The benefits are not affected by Social Security benefits payable to the participant; however, they are actuarially reduced for retirements before the Normal Retirement Age or if the retiree selects benefits other than an individual life-time annuity. Of our named executive officers, Messrs. Swain and Thomas participate in the Retirement Plan. Effective December 31, 2002, accruals under the Retirement Plan were frozen. In place of the accruals under the now frozen Retirement Plan, the Company may make a discretionary contribution to the 401(k) Plan for eligible employees based on years of service, compensation and the Company’s financial results. The following table provides information concerning the pension benefits at December 31, 2016 with respect to the named executive officers.

Name	Plan Name	Years of Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
H. V. Agadi		—	$—	—
W. B. Swain	Crawford & Company Retirement Plan	10	223,954	—
I. V. Muress		—	—	—
D. M. Lisenbey		—	—	—
L. C. Thomas	Crawford & Company Retirement Plan	18	511,017	—

Nonqualified Deferred Compensation

The Company maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) for certain executive officers to provide benefits that would otherwise be payable under the Retirement Plan and/or 401(k) Plan but for limitations placed on covered compensation and benefits thereunder pursuant to the Internal Revenue Code. The SERP currently allows the Company, if it elects to make a discretionary contribution to the 401(k) Plan for eligible employees, to also make an additional SERP matching contribution to the SERP for participants in the SERP. The Company may also make contributions to the Deferred Compensation Plan to make up for benefits not provided under the 401(k) Plan because of limitations on individual contributions to the 401(k) Plan. The following table provides information concerning the nonqualified deferred compensation with respect to the named executive officers.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
H. V. Agadi	$—	$2,751	$4,151	$—	$87,850
W. B. Swain	59,671	1,987	25,836	71,007	567,418
I. V. Muress	—	—	—	—	—
D. M. Lisenbey	68,824	2,741	8,344	—	209,521
L. C. Thomas	41,209	6,063	7,770	—	171,625

(1)	These amounts were also included in “Salary” for 2016 in the Summary Compensation Table.

(2)	These amounts were also reported in “All Other Compensation” in the “Summary Compensation Table” in the Registrant’s Proxy Statement for its 2016 annual meeting.

EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

The Company is party to agreements with certain of its named executive officers that contain provisions regarding employment and payments upon a change in control. In addition, the Company maintains various benefit plans that provide for accelerated vesting in the event of a termination of employment, including in connection with a change in control. These agreements and plans are summarized below.

Employment and Severance Agreements

Mr. Agadi

On June 21, 2016, the Company entered into an employment agreement with Mr. Agadi to serve as President and Chief Executive Officer for a term through March 31, 2018, with his service to be renewed for additional one-year periods unless advance notice of non-renewal is given. In exchange for such service, Mr. Agadi is entitled to an annual salary of $700,000, subject to periodic review by the Compensation Committee. Mr. Agadi is also eligible to participate in the STIP and the LTIP. Both such award opportunities, including amounts and metrics, are determined by the Committee. Mr. Agadi is also entitled to such other compensation and benefits as are in conformity with Company policy for senior executives, including a car allowance, as approved by the Committee.

Mr. Agadi’s employment agreement provided for a grant under the terms of the Omnibus Stock Plan, of an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $9.00 per share and an option to purchase 100,000 shares of Class A common stock of the Company at an exercise price of $10.00 per share. The option awards vest over a three year period, and expire ten years from the date of grant.

If Mr. Agadi is (i) terminated without cause (which shall include a material diminution in his duties or compensation), including such a termination following a change of control of the Company; or (ii) his employment is not renewed by the Company on or prior to February 1, 2020 (without cause), Mr. Agadi will be entitled to 18 months of his then-current salary plus a pro rata cash bonus for the year of his termination. If his employment is not renewed by the Company (without cause) after February 1, 2020, Mr. Agadi will be entitled to 50% of the severance amount set out above (9 months) plus a pro rata cash bonus for the year of his termination. In the event Mr. Agadi’s employment is not renewed as a result of his retirement, no severance amounts shall be paid.

Any such payments will be conditioned on Mr. Agadi entering into a separate and mutually acceptable agreement with the Company, which agreement will contain a general release of the Company and covenants restricting solicitation of clients and employees for up to 18 months following his departure.

Mr. Swain

On August 1, 2012, the Company entered into an employment agreement with Mr. Swain. Pursuant to the agreement, Mr. Swain is entitled to an annual base salary of at least $400,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Swain is eligible to participate in the STIP and the LTIP. In addition, Mr. Swain is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

In the event that Mr. Swain’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Swain will be entitled to receive: (i) eighteen months of his then-current base salary and (ii) the pro-rata amount of any bonus which would have been earned for the year in which he is terminated, provided all applicable performance conditions are met. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Swain entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Swain also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Swain to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Mr. Muress

In January 2002, the Company entered into an employment agreement with Mr. Muress, which was amended in April 2006. The agreement provides for a minimum annual base salary of £295,000, inclusive of any directors’ fees payable to him and subject to increases from time to time, as well as severance and other benefits, including an automobile allowance. The employment agreement also generally provides that Mr. Muress is entitled to participate in benefit and incentive plans generally offered to the Company’s executive officers.

The employment agreement is terminable by either party with twelve months notice. If the Company terminates Mr. Muress’s employment without the requisite notice, subject to certain exceptions, Mr. Muress is entitled to receive a payment in the amount of his annual base salary at the time of the termination.

Ms. Lisenbey

Effective July 1, 2014, the Company entered into an employment agreement with Ms. Lisenbey. Pursuant to the agreement, Ms. Lisenbey is entitled to an annual base salary of $430,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Ms. Lisenbey is eligible to participate in the STIP and the LTIP. In addition, Ms. Lisenbey is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

Under the terms of the agreement, Ms. Lisenbey was granted 45,000 shares of restricted stock under the Company’s Stock Bonus Plan, all of which vest on July 1, 2017.

In the event that Ms. Lisenbey’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Ms. Lisenbey will be entitled to receive a lump sum amount equal to twelve months of her then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Ms. Lisenbey entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Ms. Lisenbey also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Ms. Lisenbey to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of her employment.

Mr. Thomas

On February 11, 2015, the Company entered into an employment agreement with Mr. Thomas. Pursuant to the agreement, Mr. Thomas is entitled to an annual base salary of $450,000, subject to annual review and increase by the Company’s Chief Executive Officer, and Mr. Thomas is eligible to participate in the STIP and the LTIP. In addition, Mr. Thomas is eligible to participate in all executive-level employee benefit plans and programs, including the provision of a Company car and payment of life insurance premiums.

Under the terms of the agreement, Mr. Thomas was granted 20,000 shares of restricted stock under the Company’s Stock Bonus Plan, all of which vest over a three year period.

In the event that Mr. Thomas’s employment is terminated for reasons other than “cause,” or in the event of a “change-in-control” of the Company, which term is subject to the determination of the Company’s Chief Executive Officer, Mr. Thomas will be entitled to receive to receive a lump sum amount equal to six months of his then-current base salary. Any payments to be made in the event of a termination without cause or in the event of a change-in-control under the agreement are subject to Mr. Thomas entering into a general release of claims and executing non-competition and non-disclosure covenants in favor of the Company, among other things.

In connection with entering into the agreement, Mr. Thomas also entered into a confidentiality and non-solicitation agreement in the Company’s favor. The confidentiality and non-solicitation agreement requires Mr. Thomas to comply with confidentiality, non-competition, non-disclosure and non-solicitation covenants during the term of the agreement and for specified periods after the termination of his employment.

Equity Incentive Plans and Awards

Awards issued under the Omnibus Stock Plan are subject to vesting conditions described in related award agreements. Unvested, earned LTIP awards issued under the Company’s the Omnibus Stock Plan or the Stock Bonus Plan are subject to accelerated vesting in the event of an executive’s termination of employment as a result of death, disability, retirement or separation from service in connection with a change-in-control of the Company. In the event of such an executive’s termination of employment as a result of death, disability or retirement, the executive’s unvested earned performance awards will continue to vest as if the executive had remained employed by the Company. In the event of such an executive’s termination of employment in connection with a change-in-control of the Company, the executive’s unvested earned performance awards will vest on a pro-rata basis (based on the elapsed time of the vesting period) as of the date of such change-in-control.

Pension and Other Benefits

Upon retirement or other termination of employment, certain executive officers are entitled to pension and other retirement benefits under the Retirement Plan and SERP. See “Executive Compensation — Pension Benefits” for information about the pension and other retirement benefits payable to the named executive officers under the Retirement Plan and SERP. In addition, upon termination of employment due to disability, our executives are entitled to disability benefits under Company sponsored disability plans.

Termination and Change-in-Control Tables for 2016

The following table summarizes the compensation and other benefits that would have become payable to certain of our named executive officers assuming their employment had terminated on December 31, 2016. In addition, the table also summarizes the compensation that would become payable to these named executive officers assuming that a change in control of the Company had occurred on December 31, 2016.

In reviewing these tables, please note the following:

•	Life insurance benefits payable upon death represent the death benefit payable to the officer’s beneficiaries by the life insurance company.

•	No payment value was ascribed to presently vested and exercisable equity incentive awards, as such awards are not impacted by a separation from service or change in control.

•	All parties complied with any required notice provisions in the applicable agreement.

•	Each of the named executive officers complied with all restrictive and other covenants applicable to him.

Benefits and Payments	Termination in Connection with a Change in Control	Termination Without Cause(1)	Termination for Good Reason(1)	Death(1)	Disability(1)
H. V. Agadi
Cash Severance	$1,050,000	$1,050,000	$—	$—	$—
Stock Awards	627,747	627,747	182,297	182,297	182,297
Life Insurance	—	—	—	1,000,050	—
Disability Benefits	—	—	—	—	120,000

Total	1,677,747	1,677,747	182,297	1,182,347	302,297

W. B. Swain
Cash Severance	—	600,000	—	—	—
Stock Awards	426,150	426,150	123,753	123,753	123,753
Life Insurance	—	—	—	600,000	—
Disability Benefits	—	—	—	—	120,000

Total	426,150	1,026,150	123,753	723,753	243,753

I.V. Muress
Cash Severance	—	677,653	—	—	—
Stock Awards	426,150	426,150	123,753	123,753	123,753
Life Insurance	—	—	—	2,710,612	—
Disability Benefits	—	—	—	—	—

Total	426,150	1,103,803	123,753	2,834,365	123,753

D. M. Lisenbey
Cash Severance	460,385	460,385	—	—	—
Stock Awards	426,150	426,150	123,753	123,753	123,753
Life Insurance	—	—	—	1,000,050	—
Disability Benefits	—	—	—	—	120,000

Total	886,535	886,535	123,753	1,123,803	243,753

L. C. Thomas
Cash Severance	230,192	230,192	—	—	—
Stock Awards	426,150	426,150	123,753	123,753	123,753
Life Insurance	—	—	—	1,000,050	120,000
Disability Benefits	—	—	—	—

Total	656,342	656,342	123,753	1,123,803	243,753

(1)	Whether or not in connection with a change in control.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The Company’s executive compensation programs are administered by the Compensation Committee. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

                     JOIA M. JOHNSON, CHAIRPERSON

                     JESSE C. CRAWFORD

                     JAMES D. EDWARDS

                     CHARLES H. OGBURN

STOCK OWNERSHIP INFORMATION

Security Ownership of Management

The following table sets forth information, as of March 10, 2017, as to shares of Class A and Class B Common Stock beneficially owned by each current director, director nominee, each of the named executive officers, and all current directors and executive officers as a group. As of March 10, 2017, there were 31,526,807 shares of Class A Common Stock and 24,690,172 shares of Class B Common Stock outstanding.

	Amount and Nature of Beneficial Ownership(1)		Percent of Total Shares Outstanding(2)
Name	Class A	Class B	Class A	Class B
Harsha V. Agadi	193,905	—	—	—
P. George Benson (3)	96,083	—	—	—
Jesse C. Crawford (4)	10,813,524	12,794,603	34.3%	51.8%
Jesse C. Crawford, Jr.	1,126,078	49,238	3.5	—
Roger A. S. Day	37,737	—	—	—
James D. Edwards (5)	96,083	2,000	—	—
D. Richard Williams	23,417	—	—	—
Joia M. Johnson	59,759	8,700	—	—
Charles H. Ogburn (6)	351,394	1,000	1.1	—
W. Bruce Swain (7)	216,054	—	—	—
Ian V. Muress	149,647	—	—	—
Danielle M. Lisenbey (8)	136,259	—	—	—
Larry C. Thomas (9)	75,350	73	—	—
All Directors and Executive Officers as a Group (20 persons) (10)	13,483,654	12,855,614	42.8	52.1

(1)	Except as otherwise indicated in the following footnotes, the persons possessed sole voting and dispositive power with respect to all shares set forth opposite their names.

(2)

Except where a percentage is specified, the person’s ownership represents less than 1% of the outstanding shares. Shares not outstanding which are subject to options exercisable within sixty (60) days by a named individual or persons in the group are deemed to be outstanding for the purposes of computing percentage ownership of outstanding shares owned by such individual or the group.

(3)	Includes 18,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017.

(4)

Includes 18,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017. The shares of Class A Common Stock shown as beneficially owned by Mr. Crawford include 19,691 shares held in trust for his son over which he has sole voting and shared dispositive power, 1,822,335 shares held by Rex Holdings, LLC over which he has sole voting and dispositive power, 1,827,665 shares held by Keepers, LLC over which he has sole voting and dispositive powers, 929,700 shares held in the 2012 Family Trust over which his wife is trustee, but he has indirect dispositive power pursuant to a substitution power in the trust and an unaffiliated bank has the power to add charities as beneficiaries of the trust and distribute shares to any such charities, 577,679 shares held in an irrevocable trust over which his wife is trustee, and 379,921 shares owed by Crawford Partners, L.P. (“Partners”). Mr. Crawford holds 100% of the membership units of Liverpool II, LLC (“Liverpool”), which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. Each of Partners and Liverpool report sole voting and dispositive power over 379,921 shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. See Note (1) to the table set forth under “Security Ownership of Certain Beneficial Owners” below with respect to the Class B Common Stock.

(5)	Includes 18,000 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017.

(6)	The shares shown as beneficially owned by Mr. Ogburn include 20,651 shares of Class A Common Stock held in an account in his spouse’s name over which he shares voting and dispositive power.

(7)	Includes 36,582 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017.

(8)	Includes 36,400 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017.

(9)	Includes 14,500 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017.

(10)

Includes 1,547,721 shares of Class A Common Stock and 384,912 shares of Class B Common Stock as to which voting or dispositive power is shared and 141,482 shares of Class A Common Stock subject to options exercisable within sixty (60) days of March 10, 2017.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information concerning each person (including any “group” as the term is used in Section 13(d)(3) of the Securities Exchange Act) known to the Company to be the “beneficial owner”, as such term is defined by the rules of the SEC, of more than 5% of the outstanding shares of the Company’s Class B Common Stock as of March 10, 2017:

Name and Address	Amount and Nature of Beneficial Ownership		Percentage of Class B Shares Outstanding
Jesse C. Crawford Crawford Media Services, Inc. 6 West Druid Hills Drive, N.E. Atlanta, Georgia 30329	12,794,603	(1)	51.8%
Linda K. Crawford 57 N. Green Bay Road Lake Forest, Illinois 60045	1,459,977		5.9
Paradice Investment Management, LLC 257 Fillmore Street, Suite 200 Denver, Colorado 80206	1,265,782	(2)	5.1

(1)

Based on a Schedule 13D/A filed with the SEC by Jesse C. Crawford and Liverpool II, LLC (“Liverpool”) and Crawford Partners, L.P. (“Partners”), entities controlled by Mr. Crawford. Mr. Crawford holds 100% of the membership units of Liverpool, which is the general partner of Partners; Mr. Crawford is also the chief executive officer of Liverpool. According to said Schedule 13D/A, Mr. Crawford directly or indirectly has or can exercise sole voting and dispositive power over the shares. Each of Partners and Liverpool report sole voting and dispositive power over 10,466,931 of the above-reported shares. The address of each of Liverpool and Partners is 25 Park Place, NE, Second Floor Tower, Atlanta, Georgia 30303. The amount also includes 384,912 shares held in a family trust over which Mr. Crawford has sole voting and dispositive power as trustee.

(2)

Based upon a Schedule 13G filed with the SEC by Paradice Investment Management, LLC on February 6, 2017. According thereto, Paradice Investment Management, LLC shares voting and dispositive power with respect to the shares with Paradice Investment Management Pty Ltd.

INFORMATION WITH RESPECT TO CERTAIN BUSINESS RELATIONSHIPS AND

RELATED TRANSACTIONS

For information on the Company’s related party transactions policy, please refer to the Audit Committee discussion under “Standing Committees and Attendance at Board and Committee Meetings,” above.

EQUITY COMPENSATION PLANS

The following table sets forth certain information concerning securities authorized for issuance under equity compensation plans as of December 31, 2016. Only the Company’s Class A Common Stock is authorized for issuance under these plans. All of the Company’s equity compensation plans have been approved by the Company’s shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,112,462	(1)	$5.83	(2)	17,464,624	(3)

(1)

Shares issuable pursuant to outstanding options under the Company’s stock option plans (489,382 shares), the Employee Stock Purchase Plan, as amended (83,431 shares), and the U.K. ShareSave Scheme (539,649 shares).

(2)	Includes exercise prices for outstanding options under the Company’s stock option plans, the Employee Stock Purchase Plan, and the U.K. ShareSave Scheme.

(3)

Represents shares which may be issued under the Employee Stock Purchase Plan, as amended (1,200,034 shares), the Stock Bonus Plan (7,384,869 shares), the Non-Employee Director Stock Plan (863,754 shares), the U.K ShareSave Scheme (604,269 shares), the International Employee Stock Purchase Plan (945,522 shares) and the Omnibus Stock Plan (6,466,176 shares). Excludes all share grants that were unearned at December 31, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and officers, and greater than ten percent (10%) beneficial owners of the Company’s equity securities, to file with the SEC and the NYSE reports of ownership and changes in ownership of such equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such reports furnished to the Company or written representations that no other reports are required, the Company believes that, during the year ended December 31, 2016, all of its officers, directors and greater than ten percent beneficial owners timely complied with all applicable filing requirements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Johnson as Chairperson and Messrs. Crawford, Ogburn and Edwards. None of the foregoing individuals are or have been in the past officers or employees of the Company. None of the members of the Compensation Committee serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Compensation Committee.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) provides shareholders with the right to vote to approve, on an advisory (nonbinding) basis, the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC. This advisory vote is commonly referred to as the “say-on-pay” vote. The Company currently provides its shareholders a say-on pay vote every two years. We believe every other year is the appropriate timing for this vote because a significant portion of our named executive officers’ compensation opportunity is at risk over a multi-year time and performance period. Full implementation and execution of our compensation philosophy and programs, and evidence thereof, is often a multi-year process. We believe a vote every two years helps ensure proper visibility into our long term results and creation of shareholder value, and associated compensation. In addition, it helps reduce the possibility of irregular or anomalous results in any one year that may unduly impact the amount of compensation paid and, consequently, the results of a vote on such compensation. In the Company’s most recent advisory say-on-pay vote at the Company’s 2015 annual meeting of shareholders, approximately 99.5% of votes cast were “for” approval of the executive compensation as disclosed in our proxy statement relating to the 2015 annual meeting of shareholders. The Compensation Committee has considered the outcome of this vote in its ongoing establishment and oversight of the compensation of the executive officers of the Company.

Our executive compensation program has been designed to implement certain core compensation principles, namely “pay for performance” and alignment of management’s interests with our shareholders’ interests to support long-term value creation and encourage an appropriate level of risk-taking behavior consistent with our long-term strategy. In the course of establishing our 2016 compensation programs and awarding compensation, our management and Compensation Committee determined what it considered appropriate levels and types of performance-based incentives to motivate our named executive officers to achieve short-term and long-term business goals. We believe that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation while also not unduly incenting management to take inappropriate risks. Please read the “Compensation Discussion and Analysis” section, including the accompanying compensation tables and related narrative, of this proxy statement for additional details about our executive compensation philosophy and programs, including information about the fiscal year 2016 compensation of our named executive officers.

The say-on-pay vote gives you as a shareholder the opportunity to express your views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation or our named executive officers and the compensation philosophy, objectives, policies and practices described in this proxy statement. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

“RESOLVED, that the shareholders of Crawford & Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and accompanying footnotes and narratives disclosed in this proxy statement.”

Because this vote is advisory, it will not be binding on the Compensation Committee, the Board or the Company. However, it will provide information to our management and Compensation Committee regarding investor sentiment about our executive compensation philosophy, objectives, policies and practices, which management and the Compensation Committee will be able to consider when determining executive compensation for the remainder of fiscal 2017 and beyond.

The Board of Directors unanimously recommends a vote FOR the advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

PROPOSAL 3 — ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 also require us to provide shareholders the right to vote, on an advisory (nonbinding) basis, on the frequency with which the Company should include an advisory vote on executive compensation, similar to that contained in Proposal 2, at future annual meetings of shareholders. Shareholders may vote for a “say-on-pay” vote to occur every one, every two or every three years, or may abstain from voting.

The Board recommends that a say-on-pay shareholder advisory vote, similar to that contained in Proposal 2, be included in the Company’s proxy statement every TWO YEARS.

As described in more detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs are designed to support, among other things, long-term value creation. In light of, among other things, continued economic uncertainty and its impact on our various business units, we believe an overly significant focus on the production of results in or for any one period could distract management from this value-creating, longer term focus.

In support of this position, our core compensation principles ensure management’s interests are aligned with those of our shareholders and, for that reason, we believe it is appropriate that a significant portion of compensation be “at risk” over a multi-year period. As a result, and to increase focus on longer term results, we grant equity awards with multi-year performance targets and service periods. Additionally, we thoroughly and carefully review and consider any proposed changes to our executive compensation programs prior to implementation in order to maintain consistency in approach and credibility in execution, which are critical to motivate and retain executive officers and other employees. Full and proper implementation and execution, and evidence thereof, is often a multi-year process.

Furthermore, we have a long history of shareholder engagement on various governance matters and initiatives, including executive compensation matters, which is a key component of our overall corporate governance. We maintain, and expect to continue to maintain, appropriate lines of communication with shareholders outside of the formal shareholder resolution process, which we believe reduces the need for and value of more frequent formal resolutions. We remain open and accountable to shareholders.

As a result of the foregoing, in order to most appropriately align the evidenced results and evaluation of our executive compensation programs, reduce the potential for management distraction and in light of our history of shareholder accountability, we believe that it is most appropriate, and recommend that the Company’s shareholders vote in support of, an advisory vote on executive compensation every TWO YEARS.

Because this vote is advisory, it will not be binding on the Board or the Company. However, consistent with our record of shareholder engagement, we expect the Board to give due consideration to the preference selected by a majority of shareholders when making a determination as to the frequency with which the Company will hold an advisory vote on the frequency of future advisory votes on executive compensation.

The Board of Directors unanimously recommends a vote for “TWO YEARS” on the advisory vote on the frequency of future advisory votes on executive compensation.

PROPOSAL 4 — SHAREHOLDER PROPOSAL

The Company has been advised that Holy Land Principles, Inc., a shareholder of the Company with an address at Capitol Hill, P.O. Box 15128, Washington, D.C. 20003-0849, will offer the following shareholder resolution, on its own behalf, for the consideration of the Company’s shareholders at the Annual Meeting:

HOLY LAND PRINCIPLES CRAWFORD RESOLUTION

WHEREAS, CRAWFORD has operations in Palestine/Israel;

WHEREAS, achieving a lasting peace in the Holy Land — with security for Israel and justice for Palestinians — encourages us to promote a means for establishing justice and equality;

WHEREAS, fair employment should be the hallmark of any American company at home or abroad and is a requisite for any just society;

WHEREAS, Holy Land Principles Inc., a non-profit organization, has proposed a set of equal opportunity employment principles to serve as guidelines for corporations in Israel/Palestine.

These are:

1. Adhere to equal and fair employment practices in hiring, compensation, training, professional education, advancement and governance without discrimination based on national, racial, ethnic or religious identity.

2. Identify underrepresented employee groups and initiate active recruitment efforts to increase the number of underrepresented employees.

3. Develop training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

4. Maintain a work environment that is respectful of all national, racial, ethnic and religious groups.

5. Ensure that layoff, recall and termination procedures do not favor a particular national, racial, ethnic or religious group.

6. Not make military service a precondition or qualification for employment for any position, other than those positions that specifically require such experience, for the fulfillment of an employee’s particular responsibilities.

7. Not accept subsidies, tax incentives or other benefits that lead to the direct advantage of one national, racial, ethnic or religious group over another.

8. Appoint staff to monitor, oversee, set timetables, and publicly report on their progress in implementing the Holy Land Principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the eight Holy Land Principles.

SUPPORTING STATEMENT

The proponent believes that CRAWFORD benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the Holy Land Principles — which are pro-Jewish, pro-Palestinian and pro-company — will demonstrate concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

PROPOSAL 4 — RESPONSE OF THE COMPANY

The Board has carefully considered the shareholder proposal and determined, in light of the Company’s longstanding history and continued commitment to providing equal employment opportunity, non-discrimination and diversity, and the Company’s already existing objective of creating and maintaining a safe and healthy work environment where employees and stakeholders are treated fairly and with respect, that approving or adopting the shareholder proposal is unnecessary and inappropriate.

As set out in the Company’s existing employment policy, the Company currently provides, and will continue to provide, equal employment opportunity to all individuals, regardless of race, color, creed, religion, sex/gender, pregnancy, sexual orientation, age, marital status, ancestry, national origin, citizenship, veteran or military status (including disabled status), handicap/disability, or any other characteristic protected by law. This policy applies to all terms, conditions, and privileges of employment including, but not limited to, recruitment, hiring, training, promotion, termination and all other aspects of employment. This policy includes the Company’s commitment to maintaining a working environment free from all forms of harassment, and is applicable in all of the countries and locations in which the Company maintains operations.

In addition, the Company’s history and continued commitment to providing fair employment throughout its operations globally is set forth in the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which can be found on the Company’s website at www.crawfordandcompany.com under “Corporate Governance,” located under the tab “About Us.” The Code of Conduct sets forth the standards of business conduct that guide our employees worldwide, including our commitment to fair employment. As a component thereof, the Code of Conduct provides that managers within the Company are expected to foster an environment of fair and respectful treatment, promote and communicate these standards and ensure that employees understand and comply with the standards. We value the helpful opinions, range of backgrounds, experiences and ideas of all of our employees, and we believe open and positive communication is critical to our global success.

Given the strength and breadth of our existing policies and procedures, which affirm our commitment to equal opportunity employment, non-discrimination, diversity and fairness throughout our global operations, we believe that we currently satisfy the objectives articulated in the shareholder proposal. We also believe that further specific action with respect to these policies and procedures at this time could create confusion and conflict, or give rise to further uncertainties, all at unnecessary cost to the Company, including potentially diverting management’s attention from operations, and would provide no additional benefit to the Company or its shareholders. For the foregoing reasons, the Board believes that approving and adopting the shareholder proposal is not in the best interests of the Company or its shareholders.

The Board of Directors unanimously recommends a vote AGAINST the shareholder proposal.

PROPOSAL 5 — RATIFICATION OF INDEPENDENT AUDITOR

Ernst & Young LLP has been appointed by the Audit Committee of the Board of Directors to serve as the independent auditor for the Company for the fiscal year 2017. Ernst & Young LLP has served as the independent auditor of the Company since the Company’s 2002 fiscal year. Although the selection and appointment of an independent auditor is not required to be submitted to a vote of shareholders, the Board of Directors has decided, as in the past, to ask the Company’s shareholders to ratify this appointment as a matter of good corporate governance. Despite the appointment of Ernst & Young LLP as the Company’s independent auditor and the ratification by the shareholders of that selection, the Audit Committee has the power at any time to appoint another auditor for 2017, without further shareholder action. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and, if present, will be given an opportunity to make a statement, if he or she desires, and to respond to appropriate questions. In addition, a report of the Audit Committee in connection with the independence of the auditor, as well as other matters, follows the Board’s recommendation on this matter below.

Fees Paid to Ernst & Young LLP

In addition to performing the audit of the Company’s consolidated financial statements, Ernst & Young LLP provides other permitted services to the Company and its foreign and domestic subsidiaries. Ernst & Young LLP has advised the Company that it has billed or will bill the Company the below indicated amounts for the following categories of services for the years ended December 31, 2016 and 2015:

	2016	2015
Audit fees(1)	$3,970,720	$3,931,228
Audit related fees(2)	441,492	479,339
Tax fees(3)	714,702	1,358,983
All other fees	—	—

Total	$5,126,914	$5,769,550

(1)

Audit fees include: the annual consolidated financial statement audit, the annual audit of internal control over financial reporting, reviews of the Company’s quarterly reports on Form 10-Q, statutory and other financial statement audits.

(2)	Audit related fees include: service organization control reports, and due diligence services related to acquisitions.

(3)	Tax fees consist principally of professional services rendered for tax compliance, tax planning and advice.

The Audit Committee reviews and pre-approves, in addition to all audit services, all non-audit services to be provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of services to the Audit Committee on which advance approval is requested. The Audit Committee reviews these requests and votes by resolution its approval or rejection of such services after due deliberation.

The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent auditor for 2017.

AUDIT COMMITTEE REPORT

In fulfilling its responsibilities to review the Company’s financial reporting process, the Audit Committee has reviewed and discussed with the Company’s management and the independent auditor the audited financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Management is responsible for the Company’s financial statements and the reporting process, including the Company’s system of internal controls over financial reporting. The independent auditor is responsible for expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (the “PCAOB”). In addition, the Audit Committee has discussed with the independent auditor the auditor’s independence from the Company and its management, including the matters in the written disclosure required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence. In determining the independence of the auditor, the Audit Committee has considered, among other matters, whether the provision of services, other than those related to the audit of the Company’s annual financial statements, is compatible with maintaining the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee further discussed those items contained in NYSE Listing Rules Section 303(A)(6) and otherwise complied with the obligations stated therein.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

                     JAMES D. EDWARDS, CHAIRMAN

                     JOIA M. JOHNSON

                     CHARLES H. OGBURN

                     ROGER A. S. DAY

                     D. RICHARD WILLIAMS

SHAREHOLDER PROPOSALS

Any shareholder proposal to be presented at the 2018 Annual Meeting of Shareholders must be received by the Company no later than December 8, 2017 for inclusion in the proxy statement for that meeting in accordance with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-4 under the Exchange Act, the Board of Directors may exercise discretionary voting authority at the 2018 Annual Meeting under proxies it solicits to vote on a proposal made by a shareholder that the shareholder does not seek to have included in the Company’s proxy statement pursuant to Rule 14a-8, unless the Company is notified about the proposal prior to December 8, 2017 and the shareholder satisfies the other requirements of Rule 14a-4(c).

OTHER MATTERS

The Board of Directors knows of no other matters other than those as described herein to be brought before the Annual Meeting. If any other matters come before the Annual Meeting, however, the persons named in the Proxy will vote such Proxy in accordance with their judgment on such matters.

April 7, 2017

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR Each of the Director Nominees in Item 1, FOR Item 2, for “TWO YEARS” in Item 3, AGAINST Item 4, and FOR Item 5.

1.	Proposal to elect the nine (9) nominees listed below as Directors (except as indicated to the contrary below)

	01 H. V. Agadi 02 P. G. Benson 03 J. C. Crawford	04 05 06	J. C. Crawford, Jr. R. A. S. Day J. D. Edwards	07 08 09	J. M. Johnson C. H. Ogburn D. R. Williams	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

Please fold here – Do not separate

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to approve, on an advisory basis, the compensation paid to certain of the Company’s executive officers in 2017.		☐ For ☐ Against ☐ Abstain

3.	Proposal to vote, on an advisory basis, on the frequency of future advisory votes on executive compensation.	☐ 1 Year	☐ 2 Years ☐ 3 Years ☐ Abstain

4.	Proposal to vote, on an advisory basis, on a shareholder proposal entitled “Holy Land Principles Crawford Resolution.”		☐ For ☐ Against ☐ Abstain

5.	Proposal to ratify the appointment of Ernst & Young LLP as independent auditor for the Company for the 2017 fiscal year.		☐ For ☐ Against ☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Date
Signature(s) in Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy

CRAWFORD & COMPANY

ANNUAL MEETING OF STOCKHOLDERS

May 10, 2017

2:00 p.m.

Crawford & Company

5th Floor

1001 Summit Boulevard

Atlanta, Georgia 30319

Crawford & Company 1001 Summit Boulevard Atlanta, Georgia 30319	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 10, 2017.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted FOR Each of the Director Nominees in Item 1, FOR Item 2, for “TWO YEARS” in Item 3, AGAINST Item 4, and FOR Item 5.

By signing the proxy, you revoke all prior proxies and appoint H.V. Agadi, W.B. Swain and R.E. Powers, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/crd-b	1-866-883-3382	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 9, 2017.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 9, 2017.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.